Exhibit 10.1

Certain information marked as [***] has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential.

Asset Purchase Agreement

Dated as of April 15, 2026

by and between

JANSSEN PHARMACEUTICALS, inc.,

MEIRAGTX OCULAR UK LIMITED

and solely for purposes of Section 5.15,

MeiraGTx Holdings plc

i

ii

Section 7.4.	Counterparts	61
Section 7.5.	Entire Agreement; No Third-Party Beneficiaries	61
Section 7.6.	Assignment	62
Section 7.7.	Governing Law; Judicial Resolution; Waiver of Jury Trial; Specific Performance	62
Section 7.8.	Severability	63
Section 7.9.	Amendment	63
Section 7.10.	Appendices, Schedules and Exhibits	63

Annexes

Annex 1.1(a)	Clinical Development Records
Annex 1.1(b)	Purchased Contracts
Annex 1.1(c)	Purchased Know-How
Annex 1.1(d)	Purchased Regulatory Documentation
Annex 1.1(e)	Purchased Research Records
Annex 1.1(f)	RPGR Product
Annex 1.1(g)	UCLB Patents
Annex 2.2(a)(iii)	Inventory
Annex 2.2(a)(iv)	Materials
Annex 2.2(a)(vi)	Books and Records
Annex 2.2(a)(vii)	Excluded Assets
Annex 2.8	Purchase Price Allocation Schedule

Schedules

Disclosure Schedules

Exhibit

Exhibit A	Form of Bill of Sale
Exhibit B	Form of Second Termination Agreement
Exhibit C	Form of Transition Services Agreement
Exhibit D	Form of Press Release
Exhibit E	Data Safeguards
Exhibit F	Form of Lock-Up Agreement

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of April 15, 2026, is entered into by and between Janssen Pharmaceuticals, Inc., a Pennsylvania corporation located at 1125 Trenton-Harbourton Road, Titusville, NJ 08560, United States of America (“Seller”), MeiraGTx Ocular UK Limited, a corporation organized and existing under the laws of England and Wales and having an address at 92 Britannia Walk, London, N1 7NQ UK (“Buyer”), and solely for purposes of Section 5.15, MeiraGTx Holdings plc, a Cayman Islands corporation and having a place of business at 655 Third Avenue, Suite 1115, New York, New York 10017, United States of America (“Buyer Parent”). Buyer and Seller are sometimes individually referred to herein as a “Party” and are sometimes collectively referred to herein as the “Parties”.

RECITALS

WHEREAS, Seller and Buyer’s Affiliates, MeiraGTx UK II Limited and Buyer Parent (collectively, the “Meira Affiliates”), previously entered into that certain Asset Purchase Agreement, dated December 20, 2023 (the “Original Purchase Agreement”), pursuant to which the Meira Affiliates sold and transferred (or caused to be sold and transferred) to Seller, and Seller purchased from the Meira Affiliates, certain assets related to Buyer’s RPGR Product (as defined below);

WHEREAS, Seller wishes to sell and transfer (or cause to be sold and transferred) back to Buyer, and Buyer wishes to purchase back from Seller, Seller’s rights, title and interests in and to such assets, upon the terms and conditions set forth herein; and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Buyer’s willingness to enter into this Agreement, Seller is executing a lock-up agreement in the form attached hereto as Exhibit F (the “Lock-Up Agreement”).

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement, and of the representations, warranties, conditions, agreements and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound (subject as aforesaid in the prior paragraph), hereby agree as follows:

Article 1

Definitions; Interpretation

Section 1.1.Definitions. For purposes of this Agreement, the following terms shall have the corresponding meanings set forth below:

“Acquisition” has the meaning set forth in Section 2.1.

“Action” means any claim, action, cause of action or suit, litigation, assessment, arbitration, mediation, investigation, audit, hearing, charge, complaint, demand, notice or proceeding (in each case, whether in contract, tort or otherwise, whether at law or in equity, and whether civil or criminal) to, from, by or before any Governmental Authority.

“Adverse Event” means, with respect to any RPGR Product, any untoward medical occurrence in a Clinical Study participant associated with the use, or occurring during or following the administration, of such RPGR Product, occurring at any dose, whether expected or unexpected and whether or not considered related to or caused by such RPGR Product, including those events or experiences that are required to be reported to the FDA under 21 C.F.R. sections 312.32, 314.80 or 600.80, as applicable.

“Affiliate” means, with respect to a Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with that Person, for so long as such control exists. For the purpose of this definition, “control” means any of the following: (a) direct or indirect ownership of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interest in the case of any other type of legal entity; (b) status as a general partner in any partnership; or (c) any other arrangement whereby the entity or person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity, whether through ownership of voting securities, by contract or otherwise. In the case of entities organized under the laws of certain countries, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and in such case, such lower percentage shall be substituted in the preceding sentence; provided that such foreign investor has the power to direct the management and policies of such entity.

“Agreement” has the meaning set forth in the preamble hereof.

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“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Auditor” has the meaning set forth in Section 2.6(f).

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. §§ 101 et seq.

“Bill of Sale” means that bill of sale and assignment and assumption agreement, by and between Seller and Buyer, substantially in the form of Exhibit A.

“Biosimilar Product” means, on an RPGR Product-by-RPGR Product and country-by-country basis, a product that (a) expresses the RPGR gene or any variant, derivative, modification or truncation thereof, (b) is marketed by a Person other than Buyer or any of its Affiliates or its or their Licensees for the same indication as such RPGR Product (including a “generic product”, “biogeneric”, “follow-on biologic”, “follow-on biological product”, “follow-on protein product”, “similar biological medicinal product” or “biosimilar product”), and such Person did not purchase such product in a chain of distribution that included any of Buyer or any of its Affiliates or its or their Licensees, and (c) (i) has obtained Regulatory Approval by the applicable Regulatory Authority, under any then-existing applicable Law pertaining to approval of biosimilar products (including a determination that the product is “comparable”, “interchangeable”, “bioequivalent”, “biosimilar” or other term of similar meaning, with respect to such RPGR Product) or (ii) is otherwise approved as a “substitution” or “interchangeable” product by the applicable Regulatory Authority, which approval in each case (i) or (ii), (A) is based on an abbreviated follow-on biological marketing approval application that relies on the prior Regulatory Approval (or data therein) of such RPGR Product, and (B) is necessary to permit substitution of one product for another product under applicable Law as determined (as applicable) by the FDA or the applicable ex-U.S. Regulatory Authority.

“BLA” means: (a) a Biologics License Application as described in Section 351 of the Public Health Service Act and the regulations promulgated thereunder; (b) an MAA in the EU; or (c) any equivalent or comparable application, registration or certification in any other country or region.

“Business” means the business of Researching, Developing, Manufacturing and otherwise Exploiting the RPGR Product as conducted by or proposed to be conducted by or on behalf of Seller (or any of its Affiliates) as of the Closing Date.

“Business Day” means any day other than (a) a Saturday or Sunday; or (b) a day on which banking institutions located in New York, New York or London, United Kingdom are permitted or required by applicable Law to remain closed.

“Buyer” has the meaning set forth in the preamble hereof.

“Buyer Indemnified Party” has the meaning set forth in Section 6.1.

“Buyer Obligations” has the meaning set forth in Section 5.15.

“Buyer Parent” has the meaning set forth in the preamble hereof.

“Calendar Quarter” means each of the three (3) month periods ending March 31, June 30, September 30 and December 31; provided that the first Calendar Quarter extends from the Closing Date to the end of the then-current Calendar Quarter, and the last Calendar Quarter extends from the first day of such Calendar Quarter until the effective date of the termination or expiration of this Agreement.

“Calendar Year” means each period beginning on January 1 and ending on December 31; provided that the first Calendar Year extends from the Closing Date to December 31 of the then-current Calendar Year, and the last Calendar Year extends from January 1 of such Calendar Year until the effective date of the termination or expiration of this Agreement.

“Change of Control” means, with respect to a Party, (a) a merger or consolidation of such Party with a Third Party that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation; (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party; or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s assets or business to which the subject matter of this Agreement relates.

“Clinical Development Records” means all records, accounts, notes, reports and data that (a) (i) constitute “Clinical Development Records” under the Original Purchase Agreement or were otherwise assigned to Seller under the Original Purchase Agreement or its Related Documents or (ii) were prepared by or on behalf of Seller (or any of its Affiliates or its or their respective employees or subcontractors) and are solely related to the RPGR Product (or the Exploitation thereof), including the items set forth in Annex 1.1(a), and (b) are owned (or purported to be owned) by, or in the possession or control of, Seller (or any of its Affiliates) as of the Closing, excluding any records, accounts, notes, reports or data that constitute embodiments of (A) Manufacturing Intellectual Property or (B) Know-How that is necessary for, or actually used by or on behalf of Seller (or any of its Affiliates) as of the Closing in, the Exploitation of any Other Seller Product.

“Clinical Study” means (a) a Phase 1 Study; (b) a Phase 2 Study; (c) a Phase 3 Study; (d) a Pivotal Study; or (e) other prospective study (including a non-interventional study) or post-Regulatory Approval study, in each case of this subsection (e) in humans to obtain information regarding a disease state or product, including information relating to the safety, tolerability, pharmacological activity, pharmacokinetics, dose ranging or efficacy of the product.

“Closing” has the meaning set forth in Section 2.5(a).

“Closing Date” has the meaning set forth in Section 2.5(a).

“Closing Purchase Price” means an amount equal to $25,000,000.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collaboration Agreement” means that certain Collaboration, Option and License Agreement, dated January 30, 2019, by and between Seller and the Meira Affiliates, as amended by that certain First Amendment to the Collaboration, Option and License Agreement, dated December 16, 2021, and as further amended by the Termination Agreement.

“Commercialize” means to market, promote, detail, conduct medical affairs, distribute, import, export, offer to sell, use or sell biopharmaceutical products or conduct other commercialization activities, including activities directed to obtaining Pricing Approvals, conducting pre- and post-Regulatory Approval activities and launching and promoting such biopharmaceutical products in each country, as applicable.

“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by Buyer with respect to any objective under this Agreement, [***].

“Company Tax Action” has the meaning set forth in Section 5.2(b).

“Confidential Information” means all confidential Know-How and other confidential information and data of a Party that is disclosed by or on behalf of a Party or any of its Affiliates (the “Disclosing Party”) or otherwise made available to the other Party or its Affiliates (the “Receiving Party”) under this Agreement, whether made available orally, in writing or in electronic form, including information comprising or relating to concepts, discoveries, inventions, data, designs or formulae in relation to this Agreement or of a financial, commercial, business, operational or technical nature.

“Confidentiality Agreement” means that certain letter agreement [***] by and among the Meira Affiliates and Seller.

“Consideration Threshold” means [***].

“Contemplated Transactions” means the transactions contemplated by this Agreement and any Related Document, including the Acquisition.

“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement, distribution agreement or other legally binding contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, franchise or license, whether oral or written.

“Control” means, with respect to any Intellectual Property Rights, the legal authority or right (whether by ownership, license or otherwise, other than pursuant to this Agreement, the Termination Agreement or any Related Document) of a Party to grant a license or a sublicense of or under such Intellectual Property Rights to another Person, or to otherwise disclose such Intellectual Property Rights to another Person, without (a) violating any applicable Law; (b) breaching the terms of any agreement with a Third Party or misappropriating the proprietary or trade secret information of a Third Party; or (c) incurring payment obligations by reason of licensing, sublicensing or providing access to the other Party with respect thereto (unless such other Party agrees in writing to bear all such costs arising from the license, sublicense or access to such item by such other Party). Notwithstanding anything to the contrary in this Agreement, in the event of a Change of Control of a Party, (i) any Intellectual Property Rights Controlled by any acquiring entity (and not Controlled by such Party or its Affiliates) immediately prior to the effective date of such Change of Control; and (ii) any Intellectual Property Rights independently developed or acquired by or on behalf of any acquiring entity without access to or use of any Intellectual Property Rights used or made available under this Agreement, the Termination Agreement or any Related Document or pre-acquisition employees of such Party or its pre-acquisition Affiliates, in each case ((i) and (ii)) shall not be deemed to be Controlled by such Party or its Affiliates after the effective date of such Change of Control for purposes of this Agreement.

“Cover” or “Covered” means that, but for a license granted to a Person under a Valid Claim of a Patent, the act of Researching, Developing, Manufacturing, or Commercializing by such Person would infringe, or contribute to or induce the infringement of, such Valid Claim.

“Covered Losses” has the meaning set forth in Section 6.5(a).

“Develop” means any and all drug development activities, other than Research activities, conducted before or after obtaining Regulatory Approval that are reasonably related to or leading to the development, preparation and submission of data and information to a

Regulatory Authority for the purpose of obtaining, supporting or expanding Regulatory Approval or to the appropriate body for obtaining, supporting or expanding Pricing Approval, including all activities related to pharmacokinetic profiling, design and conduct of Clinical Studies, regulatory affairs, regulatory strategy, safety matters, statistical analysis, report writing, and Regulatory Filing creation and submission (including the services of outside advisors and consultants in connection therewith).

“Disclosing Party” has the meaning set forth in the definition of Confidential Information.

“Disclosure Schedules” means the Schedules delivered by Seller to Buyer contemporaneously with this Agreement and appended hereto, setting forth disclosures in respect of the representations and warranties contained in Article 3 of this Agreement.

“Dollars” or “$” means United States Dollars.

“Eligible Consideration” means [***].

“EMA” means the European Medicines Agency, or any successor entity thereto.

“Enforceable” means, with respect to any Contract stated to be Enforceable by or against any Person, that such Contract is a legal, valid and binding obligation of such Person enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“EU” means the European Union, as its membership may be constituted from time to time, and any successor thereto; except that, for purposes of this Agreement, the EU will be deemed to include France, Germany, Italy, Spain and the United Kingdom, irrespective of whether any such country leaves the European Union.

“European Commission” means the executive of the EU that promotes its general interest.

“Excluded Agreement” means (a) any Routine Services Contract, (b) any agreement for a Change of Control transaction, and (c) any agreement solely with respect to a royalty-based monetization transaction or royalty-based financing; provided that, with respect to this clause (c), such agreement, or any agreement entered in connection therewith, whether in a single transaction or multiple transactions, does not grant, directly or indirectly, any Third Party any license or right to Develop or Commercialize any RPGR Product for any purpose anywhere in the Territory or any portion thereof (including a (sub)license or option to a (sub)license, including via (directly or indirectly) a (sub)license agreement, with a Third Party under any Purchased Asset).

“Excluded Assets” has the meaning set forth in Section 2.2(b).

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Exploit” means to make, have made, import, use, sell, offer for sale, and otherwise dispose of, including to research, develop, test, register, modify, enhance, improve, manufacture, have manufactured, store, formulate, optimize, export, transport, distribute, commercialize, promote, market, have sold and otherwise dispose of. “Exploitation” means the act of Exploiting a product or product candidate.

“FDA” means the U.S. Food and Drug Administration, or any successor entity thereto.

“FDCA” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §§ 301 et seq.

“First Commercial Sale” means, with respect to a product, and on a country-by-country basis, the first commercial sale in an arm’s length transaction of such product to a Third Party by Buyer or any of its Affiliates or any Licensee in such country following Buyer’s or any of its Affiliates’ or any Licensee’s receipt of Regulatory Approval for such product in such country. For clarity, First Commercial Sale of a product shall not include: (a) any distribution or other sale solely where the product is supplied without charge or at the actual manufacturing cost thereof (without allocation of indirect costs or any markup); (b) any sale by Buyer to any of its Affiliates or any Licensee for further resale by such Affiliate or Licensee; or (c) sales for clinical trial purposes, early access or compassionate use programs.

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“Fraud” means [***].

“Fundamental Representations” means the representations and warranties set forth in [***].

“GAAP” means the United States generally accepted accounting principles in effect from time to time, consistently applied.

“Gene Therapy Product” means any [***] product that delivers [***] for purposes of [***].

“Governmental Authority” means any applicable government authority, court, tribunal, arbitrator, agency, department, legislative body, commission or other instrumentality of: (a) any government of any country or territory; (b) any nation, state, province, county, city or other political subdivision thereof; (c) any supranational body; or (d) any arbitrator with binding authority.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 as amended by the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009), as the same may be amended, modified, or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

“HIPAA and Other Health Privacy Laws” means (a) HIPAA; and (b) any other supranational, federal, state or local Laws governing the privacy and security of health information or breach of same, each as may be amended, modified, or supplemented from time to time and any successor statute thereto.

“Improved RPGR Product” means for the RPGR Product, any Gene Therapy Product that: (a) contains [***]; and (b) [***].

“IND” means an Investigational New Drug Application (including any amendments thereto) filed with the FDA pursuant to 21 CFR Part 312 before the commencement of a clinical trial of a product, or a similar application filed with an applicable Regulatory Authority outside of the United States such as a clinical trial application or a clinical trial exemption, or any other equivalent or related regulatory submission, license or authorization.

“Indemnified Party” has the meaning set forth in Section 6.3(a).

“Indemnifying Party” has the meaning set forth in Section 6.3(a).

“Inflation Reduction Act” means P.L. 117-169 (Aug. 16, 2022), as codified at 42 U.S.C. § 1320f, 42 U.S.C. § 1395w-3a and 42 U.S.C. § 1395w-114a (inter alia), as it may be amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

“Insolvency Event” means, in relation to either Party, any one of the following: (a) that Party becomes insolvent according to applicable Law; (b) that Party is the subject of voluntary or involuntary bankruptcy proceedings instituted on behalf of or against such Party (except for involuntary bankruptcy proceedings, which are dismissed within sixty (60) days); (c) an administrative receiver, receiver and manager, interim receiver, custodian, sequestrator, or similar officer is appointed in respect of that Party; (d) a notice shall have been issued to convene a meeting for the purpose of passing a resolution to wind up that Party, or such a resolution shall have been passed other than a resolution for the solvent reconstruction or reorganization of that Party; (e) a resolution shall have been passed by that Party or that Party’s directors to make an application for an administration order or to appoint an administrator; or (f) that Party proposes or makes any general assignment, composition, or arrangement with or for the benefit of all or some of that Party’s creditors or makes or suspends or threatens to suspend making payments to all or some of that Party’s creditors.

“Intellectual Property Rights” means any and all rights, title and interests in and to any Know-How, Patents, and all other intellectual property, however denominated, throughout the world, including any and all registrations, applications, recordings, licenses, common-law rights, statutory rights, administrative rights, and contractual rights relating to any of the foregoing, including the right to sue and collect for past, present and future infringement, misappropriation or violation of any of the foregoing.

“Inventory” has the meaning set forth in Section 2.2(a)(iii).

“Know-How” means any non-public or proprietary information and all other proprietary rights (including technical and scientific information) that may exist or be created under the laws of any jurisdiction in the world, including technical information, know-how, data (including pharmacological, toxicological, non-clinical and clinical data, analytical and quality control data, Manufacturing data and descriptions, market data, financial data or descriptions), Materials, research results, inventions (whether patentable or not), discoveries, trade secrets, specifications, instructions, processes, formulae, expertise, other technology applicable to compounds, formulations, compositions or products, to their Manufacture, Development, registration, use or Commercialization, methods of assaying or testing them or processes for their Manufacture, formulations containment, compositions incorporating or comprising them, including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, Manufacturing, preclinical and clinical data, Regulatory Filings or Regulatory Materials and copies thereof, relevant to the Development, Manufacture, use or Commercialization of or which may be useful in studying, testing, development, production or formulation of products, or intermediates for the synthesis thereof, but excluding Patents.

“Law” means any applicable law, statute, code, ordinance, rule or regulation, enforceable guideline or other requirement, order, injunction, judgment, writ, stipulation, award, arbitration award, decree, other pronouncement having the effect of law, constitution or treaty enacted, promulgated, issued, enforced or entered by any Governmental Authority applicable to any Party or such Party’s businesses, properties or assets, as may be amended from time to time.

“Liabilities” means, with respect to any Person, any and all damages, debts, liabilities, obligations, losses, claims, interest obligations, deficiencies, judgments, assessments, awards, fines, fees, penalties, costs and expenses, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, due or to become due, whether directly incurred or consequential, whether or not required under U.S. generally accepted accounting procedures to be accrued on the financial statements of such Person, and including those arising under any Law, Action or Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Licensed Intellectual Property” means (a) the Licensed Know-How; and (b) the Licensed Patents.

“Licensed Know-How” means all Know-How (other than any Purchased Know-How or UCLB Know-How) owned or otherwise Controlled by Seller (or any of its Affiliates) as of the Closing, that is (a) actually used by or on behalf of Seller (or any of its Affiliates) in the Exploitation of any RPGR Product immediately prior to the Closing or (b) embodied by any books, records or files that are primarily related to the Purchased Assets, any RPGR Product or the Assumed Liabilities, but are excluded from the Purchased Assets pursuant to Section 2.2(a)(iii).

“Licensed Patents” means any Patents (other than any UCLB Patents) that (a) are owned or otherwise Controlled by Seller (or any of its Affiliates) as of the Closing; and (b) claim (i) any RPGR Product (including the Exploitation thereof) or (ii) the Licensed Know-How.

“Licensee” means (a) any Partner, (b) any Affiliate of such Partner or (c) any Third Party to whom (i) such Partner or (ii) any Affiliate of such Partner or (iii) any other

(sub)licensee of such Partner or such Affiliate, in each case (c)(i)-(c)(iii), grants any license or right, directly or indirectly, under any license or right of, including owned or controlled by, such Partner under, or otherwise via (directly or indirectly), a Partner Agreement.

“Lien” means any lien (statutory or otherwise), security interest, pledge, hypothecation, mortgage, assessment, lease, claim, levy, license, sublicense, option, defect in title, charge, or any other Third Party right, license or property interest of any kind, or any conditional sale or other title retention agreement, right of first option, right of first refusal or similar restriction, any covenant not to sue, or any restriction on use, transfer, receipt of income or exercise of any other attribute of ownership or any agreement to give any of the foregoing in the future or similar encumbrance of any kind or nature whatsoever.

“Lock-Up Agreement” has the meaning set forth in the recitals hereof.

“Losses” has the meaning set forth in Section 6.1.

“MAA” means an application for the authorization or approval to market an RPGR Product in any country or group of countries outside the United States, as defined by applicable Law and filed with the Regulatory Authority of a given country or group of countries.

“Major European Market” means any of France, Germany, Italy, Spain or the United Kingdom.

“Major Market” means (a) the United States, (b) any Major European Market or (c) Japan.

“Manufacture” or “Manufacturing” means activities directed to producing, manufacturing, processing, sourcing of materials, filling, finishing, packaging, labeling, quality assurance testing and release, shipping and storage of a product.

“Manufacturing Intellectual Property” means the [***].

“Material Adverse Effect” means [***].

“Materials” means any tangible compositions of matter, articles of manufacture, assays, chemical, biological or physical materials, and other similar materials, including media composition.

“Meira Affiliates” has the meaning set forth in the recitals hereof.

“Milestone Event” has the meaning set forth in Section 2.6(a).

“Milestone Payment” has the meaning set forth in Section 2.6(a).

“Net Sales” means, with respect to an RPGR Product commencing with its First Commercial Sale, the gross amounts invoiced on sales of RPGR Product by Buyer or any of its Affiliates or any Licensee to a third party purchaser in an arms-length transaction, less the following customary and commercially reasonable deductions, determined in accordance with

U.S. generally accepted accounting procedures or international financial reporting standards and standard internal policies, procedures and accounting standards consistently applied throughout the party recording such sales to calculate revenue for financial reporting purposes, including deductions actually taken, paid, accrued, allocated or allowed, with respect to such sales and consistently applied as set forth below:

(a)trade, cash or quantity discounts, allowances, and credits, excluding commissions for commercialization;

(b)excise taxes, use taxes, tariffs, sales taxes and customs duties, or other government charges imposed on the sale of RPGR Product (including VAT, but only to the extent that such VAT Taxes are not reimbursable or refundable), specifically excluding, for clarity, any income Taxes assessed against the income arising from such sale;

(c)compulsory or negotiated payments and cash rebates or other expenditures to Governmental Authorities (or designated beneficiaries thereof) in the context of any national or local health insurance programs or similar programs, including pay-for-performance agreements, risk sharing agreements as well as government levied fees as a result of the Affordable Care Act;

(d)rebates, chargebacks, administrative fees, allowances and discounts (or equivalent thereof) to managed health care organizations, group purchasing organizations, insurers, pharmacy benefit managers (or equivalent thereof), specialty pharmacy providers, Governmental Authorities, or their agencies or purchasers, reimbursers, or trade customers, as well as amounts owed to patients through co-pay assistance cards or similar forms of rebate to the extent the latter are directly related to the prescribing of RPGR Product;

(e)outbound freight, shipment and insurance costs;

(f)retroactive price reductions, credits or allowances for claims, rejections or returns of RPGR Product, including for recalls or damaged or expired goods, billing errors and reserves for returns;

(g)any invoiced amounts which are not collected by Buyer or its Affiliates, including bad debts, and any reserve or financial discount created for uncollectable amounts in countries with sovereign risk, and for customers whose DSO exceeds 365 days; and

(h)any deductions in the context of payments that are due or collected significantly after invoice issuance.

All aforementioned deductions shall only be allowable to the extent they are commercially reasonable by Buyer and shall be determined, on a country-by-country basis, as incurred in the ordinary course of business in type and amount verifiable based on Buyer and Affiliates’ reporting system. All such discounts, allowances, credits, rebates, and other deductions, including in case of bundled product sales with a single invoice, shall be fairly and equitably allocated to RPGR Product and other products of Buyer and its Affiliates such that RPGR Product does not bear a disproportionate portion of such deductions. With respect to any other product of Buyer or its Affiliates that is integrated into an RPGR Product or that is sold together with an RPGR Product for a single price, Net Sales will be calculated based on the product of (i) the gross amount invoiced for the bundled offering, multiplied by (ii) the fraction A/(A+B), where A is the actual sale price of the RPGR Product in the applicable region or country during the applicable time period if sold on an a la carte basis and B is the actual sale price of such other product in the applicable region or country during the applicable time period if sold on an a la carte basis (but only if such other product is marketed and sold on an a la carte basis in the applicable region or country during the applicable time period). If such other product of Buyer or its Affiliates is not marketed and sold on any a la carte basis in the applicable region or country during the applicable time period, the actual sale prices of such other product shall be calculated using the fair market prices that Buyer or its Affiliates would have charged for such other product to a third party purchaser on an a la carte basis within the applicable region or country during the applicable time period. Deductions related to any bundled offer shall be prorated such that only the portion which relates to the RPGR Product (based on the portion of the Net Sales relating to such bundled product which is included in the calculation of Net Sales) shall be deducted from the calculation of Net Sales pursuant to the above.

In the event that a Partner Agreement uses a definition of net sales that is different from the definition of Net Sales in this Agreement, then Seller agrees that Buyer shall, with respect to such Partner Agreement, calculate Net Sales under this Agreement, including, as applicable, with respect to Eligible Consideration and royalties payable under this Agreement, using such net sales definition in such Partner Agreement in substitution of the definition of Net Sales in this Agreement.

“Non-Assignable Right” has the meaning set forth in Section 2.7.

“Order” means any writ, judgment, injunction, order, decree, stipulation, ruling, decision, verdict, determination or award, of or by, or any settlement under the jurisdiction of, any Governmental Authority (in each such case whether preliminary or final).

“Original Purchase Agreement” has the meaning set forth in the recitals hereof.

“Original Purchase Agreement Closing” means the Closing of the Original Purchase Agreement (as defined therein).

“Other Seller Product” means any proprietary compound, construct, product or service that is owned or otherwise controlled by Seller (or any of its Affiliates) as of the Closing, excluding (a) the RPGR Product; or (b) any product owned by any Third Party, and not controlled by Seller (or any of its Affiliates), that is commercially available for use in the Development or Commercialization of any products.

“Partner” means any Third Party that is a party to a Partner Agreement.

“Partner Agreement” means any agreement between Buyer or one of its Affiliates, on the one hand, and a Third Party, on the other hand, granting such Third Party any license or other right to Develop or Commercialize any RPGR Product for any purpose, or all purposes, in the Territory or any portion thereof (including a (sub)license or option to a (sub)license (including via (directly or indirectly) a (sub)license agreement with) a Third Party under any Purchased Asset (under which, for example, payments for future or preferential rights are granted)) and all agreements entered in connection therewith, including, for clarity, agreements related to such agreement, whether in a single transaction or multiple transactions, but in all cases excluding an Excluded Agreement.

“Partner Proceeds” has the meaning set forth in Section 2.6(b).

“Party” or “Parties” has the meaning set forth in the preamble hereof.

“Patents” means any and all (a) patents; (b) pending patent applications, including all provisionals, divisionals, continuations, substitutions, continuations-in-part, divisions and renewals, and all patents granted thereon; (c) all patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof; (d) inventor’s certificates; (e) any other form of government-issued right substantially similar to any of the foregoing; and (f) all United States and foreign counterparts of any of the foregoing.

“Permitted Liens” means, collectively, (a) statutory Liens for Taxes, assessments and governmental charges not yet due and payable or that are being contested in good faith; (b) Liens of carriers, warehousemen, mechanics, material men and other Liens imposed by Law arising or incurred in the ordinary course of business for amounts that are not yet due and payable and, if required under GAAP, for which appropriate reserves have been created or that are being contested in good faith by appropriate proceedings and that are not resulting from any breach, violation or default by Seller or its Affiliate of any Contract or applicable Law; (c) non-exclusive licenses granted in the ordinary course of business; (d) easements, rights of way, zoning ordinances and other similar Liens affecting real property; and (e) Liens arising under original purchase price conditional sales contracts and equipment leases with Third Parties entered into in the ordinary course of business.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or any Governmental Authority.

“Personal Information” means any information, in any form, that could be used, directly, indirectly or in combination with other information, to directly or indirectly allow identification of or contact with a natural person. Such information includes information covered by any applicable Law or Privacy Obligations, and any privacy policy or notice of Seller or its Affiliate relating to the security, privacy, or Processing of personal information in any form.

“Pharmacovigilance Agreement” means the written pharmacovigilance agreement that may be negotiated and executed by and between Seller and Buyer in accordance with Section 5.8 specifically related to this Agreement or any Related Document.

“Phase 1 Study” means a clinical study of an investigational product in patients with the primary objective of characterizing its safety, tolerability, and pharmacokinetics and identifying a recommended dose and regimen for future studies. The investigational product can be administered to patients as a single agent or in combination with other investigational or marketed agents and shall be deemed commenced when the first patient in such study has received his or her initial dose of a product. A “Phase 1 Study” shall include any clinical trial that would satisfy the requirements of 21 C.F.R. § 312.21(a), or a comparable clinical study prescribed by the relevant Regulatory Authority in a country other than the United States.

“Phase 2 Study” means a clinical study of an investigational product in patients with the primary objective of characterizing its activity in a specific disease state as well as generating more detailed safety, tolerability, and pharmacokinetics information. The investigational product can be administered to patients as a single agent or in combination with other investigational or marketed agents and shall be deemed commenced when the first patient in such study has received his or her initial dose of a product. A “Phase 2 Study” shall include any clinical trial that would satisfy the requirements of 21 C.F.R. § 312.21(b), or a comparable clinical study prescribed by the relevant Regulatory Authority in a country other than the United States.

“Phase 3 Study” means a clinical study of an investigational product in patients that incorporates accepted endpoints for confirmation of statistical significance of efficacy and safety with the aim to obtain Regulatory Approval in any country as described in 21 C.F.R. § 312.21(c), or a comparable clinical study prescribed by the relevant Regulatory Authority in a country other than the United States. The investigational product can be administered to patients as a single agent or in combination with other investigational or marketed agents and shall be deemed commenced when the first patient in such study has received his or her initial dose of a product. For clarity, Phase 3 Studies include clinical studies of approved products for unapproved indications.

“Pivotal Study” means a human clinical study in any country that is prospectively designed to generate data intended to satisfy the requirements of 21 C.F.R. § 312.21(c) in the U.S. or a similar clinical study prescribed by a Regulatory Authority from another country, from time to time, pursuant to applicable Law. For clarity, a Pivotal Study may be a Phase 2 Study or a Phase 3 Study.

“Pre-Closing Tax Period” means (a) any Tax period ending on or before the Closing Date; and (b) with respect to a Tax period that commences on or before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

“Pricing Approval” means, with respect to a product and any country or regulatory jurisdiction, any pricing and reimbursement approvals that are commercially necessary to conduct a launch of such product in such country or regulatory jurisdiction (even if such approvals are not legally required to launch such product in such country or regulatory jurisdiction). For purposes of illustration, the following pricing and reimbursement approvals are examples of those that are currently necessary to conduct a launch of a drug or biological product: in France, publication of the reimbursed price level in the official journal and registration on a reimbursement list by or on behalf of Comité Economique des Produits de Santé or Haute Autorité de Santé (or a successor agency); in Italy, publication of reimbursement in the Government’s Official Gazette (by Agenzia Italiana del Farmaco or a successor agency); in Germany, execution of contract with the head association of sick funds (GKV-Spitzenverband, Gesetzlichen Krankenversicherung, or a successor agency); in Spain, authorization by La Comisión Interministerial de Precios de los Medicamentos or La Comisión Nacional para el Uso Racional de los Medicamentos (or a successor agency) for national patient access to reimbursement by or on behalf of a Governmental Authority; and in the United Kingdom, a recommendation by the National Institute for Health and Care Excellence (or a successor agency) to obtain mandatory funding to enable broad market access.

“Privacy Obligations” means all applicable Laws, Contracts, self-regulatory standards, or written policies, notices or terms of use of Seller or its Affiliates that are related to privacy, security, data protection or Processing of Personal Information (including the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act (TCPA), the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Children’s Online Privacy Protection Act (COPPA), the Computer Fraud and Abuse Act, the Gramm Leach Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the California Consumer Privacy Act (CCPA), state data security laws, state unfair or deceptive trade practices laws, state biometric privacy acts, state social security number protection laws, state data breach notification laws, the EU General Data Protection Regulation (GDPR) and any rules relating to the Payment Card Industry Data Security Standards, direct marketing, online behavioral adverting, e-mails, text messages or telemarketing, data localization, and contract terms relating to the protection or Processing of Personal Information, and any rules and regulations relating to privacy, data security, and data protection) as well as any Laws concerning requirements for website and mobile application privacy policies and practices, data or web scraping, cybersecurity disclosures in public filings, or call or electronic monitoring or recording. For avoidance of doubt, Privacy Obligations include HIPAA and Other Health Privacy Laws.

“Process” or “Processing” means any operation or set of operations which is performed on Personal Information or on sets of Personal Information, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, organization, compilation, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction.

“Purchase Price” means (a) the Closing Purchase Price; and (b) the Milestone Payment, Partner Proceeds and Royalties pursuant to Section 2.6.

“Purchase Price Allocation” has the meaning set forth in Section 2.8.

“Purchased Assets” has the meaning set forth in Section 2.2(a).

“Purchased Contract” means any Contract set forth in Annex 1.1(b).

“Purchased Intellectual Property” means (a) (i) the Purchased Know-How; and (ii) the right to recover for past, present and future misappropriation or violation of any of the foregoing and (b) the Purchased Trademarks.

“Purchased Know-How” means (a) the Know-How embodied by, contained in or constituting the Clinical Development Records; (b) the Know-How embodied by, contained in or constituting the Purchased Regulatory Documentation; (c) the Know-How embodied by, contained in or constituting the Purchased Research Records; and (d) any other Know-How solely related to the RPGR Product (or the Exploitation thereof), including the items set forth in Annex 1.1(c)(i).

“Purchased Regulatory Documentation” means, with respect to any RPGR Product, all (a) applications for and documentation comprising the Regulatory Filings for any RPGR Product; (b) material correspondence submitted to or received from Governmental Authorities in connection with the Regulatory Filings for any RPGR Product; and (c) source Clinical Study data and safety data submitted to Regulatory Authorities in connection with the Regulatory Filings for any RPGR Product, in each case ((a), (b) or (c)), to the extent (i) owned (or purported to be owned) by, and in the possession or control of, Seller (or any of its Affiliates) as of the Closing (or, in connection with any Clinical Study for any RPGR Product ongoing as of the Closing and generated pursuant to the Transition Services Agreement, after the Closing) and (ii) (A) constituting “Purchased Regulatory Documentation” under the Original Purchase Agreement or were otherwise assigned to Seller under the Original Purchase Agreement or its Related Documents (as defined therein) or (B) solely related to the RPGR Product (or the Exploitation thereof), including the items set forth in Annex 1.1(d), but excluding (1) any laboratory notebooks, internal audit reports or batch records (other than those batch records contained in the Regulatory Filings); and (2) any applications, documents, correspondence or data that constitute embodiments of Manufacturing Intellectual Property.

“Purchased Research Records” means all records, accounts, notes, reports and data (a) (i) constituting “Purchased Research Records” under the Original Purchase Agreement or (ii) prepared by Seller (or any of its Affiliates or its or their respective employees or subcontractors) and solely related to the RPGR Product (or the Exploitation thereof), including the items set forth in Annex 1.1(e) and (b) owned (or purported to be owned) by, and in the possession or control of, Seller (or any of its Affiliates) as of the Closing; provided, however, in each case, excluding any records, accounts, notes, reports or data that constitute embodiments of Manufacturing Intellectual Property.

“Purchased Trademarks” means the trademarks, trade dress, trade names, logos, brands, design rights, service marks and domain names set forth in Annex 1.1(c)(ii).

“Receiving Party” has the meaning set forth in the definition of Confidential Information.

“Regulatory Approval” means, with respect to each product in any country or jurisdiction, the approval of the applicable Regulatory Authority necessary for the marketing and sale of such product in such country or jurisdiction by the relevant Regulatory Authority, including separate Pricing Approvals that may be required, as it may be amended or updated from time to time.

“Regulatory Authority” means any Governmental Authority responsible for granting Regulatory Approvals for products, including the FDA, EMA, European Commission and any corresponding national or regional regulatory authorities.

“Regulatory Exclusivity” means, with respect to any RPGR Product, as applicable, in any country or jurisdiction in the Territory, the period of time during which (a) Buyer or any of its Affiliates or any of its or their Licensees has been granted the exclusive legal right by a Regulatory Authority, other than through a Patent, including orphan drug exclusivity, pediatric exclusivity, rights conferred in the U.S. under the FDCA, reference product exclusivity conferred in the U.S. under the Public Health Service Act, rights in the EU under Directive 2001/83/EC, or rights similar thereto in other countries or regulatory jurisdictions in the Territory, or is otherwise entitled to the exclusive legal right by operation of applicable Law in such country to market and sell such RPGR Product, and such right precludes the receipt of an approval of a BLA of any Third Party product that is deemed to be the same or a similar drug; or (b) the data and information, or the BLA submitted by Buyer or any of its Affiliates or its or their Licensees to the relevant Regulatory Authority in such country or jurisdiction for purposes of obtaining approval of such BLA with respect to such RPGR Product, may not be disclosed, referenced, or relied upon by any Third Party or such Regulatory Authority to support the approval of a BLA or marketing of any product by any Third Party in such country or jurisdiction.

“Regulatory Filing” means, with respect to any product, any application or submission to a Regulatory Authority of any appropriate regulatory application, including any submission to a regulatory advisory board, MAA, and any supplement or amendment thereto. For the avoidance of doubt, Regulatory Filings shall include any BLA or the corresponding application in any other country or group of countries.

“Regulatory Materials” means any notifications, communication, correspondence, registrations, approvals, or other filings made to, received from or otherwise conducted with a Regulatory Authority related to Developing, Manufacturing, or otherwise Commercializing a biopharmaceutical product in a particular country or jurisdiction, other than Regulatory Filings.

“Related Documents” means, other than this Agreement, all agreements, certificates and documents in each case of the foregoing executed and delivered by either Party in connection with this Agreement, including (a) the Bill of Sale, (b) the Second Termination Agreement, (c) the Transition Services Agreement and (d) the Pharmacovigilance Agreement, as executed, if executed.

“Representatives” means, with respect to any Person, such Person’s directors, officers, equity holders, members, managers, employees, counsel, consultants, accountants, financial advisors, lenders and other agents and representatives.

“Research” means activities, other than Development, Manufacturing and Commercialization, related to the advance, design, delivery, discovery, generation, identification, optimization, profiling, characterization, production, process development, cell line development, pre-clinical development or non-clinical or pre-clinical studies of drug candidates and products, including such non-clinical studies and other material Development activities to be undertaken to generate data sufficient to enable the filing of an IND.

“Routine Services Contract” mean any materials transfer agreement, manufacturing services agreement, supply agreement, clinical contract services agreement, clinical scale agreement, master services agreement, clinical trial agreement, contract research agreement, contract sales force agreement, or distribution agreement, in each case, with a Third Party, that (a) grants a non-exclusive license or right to use any Intellectual Property Right (including Purchased Intellectual Property) to conduct research, manufacturing, clinical trial activities, contract sales, distribution or other services within the scope of the applicable agreement that contains customary terms with respect to the applicable service provided, (b) does not grant any exclusive license or any other exclusive right with respect to the Development or Commercialization of the RPGR Product, and (c) does not include any material upfront payment, material research, development, regulatory or sales milestone payment (individually or cumulatively), material royalty or royalties or any other material consideration (including with respect to the agreement as a whole) payable by a Third Party to Buyer or any of its Affiliates.

“Royalties” has the meaning set forth in Section 2.6(c).

“Royalty-Bearing Patent” means (a) any Patent within the Purchased Assets, including, for clarity, each UCLB Patent, (b) any Patent owned or controlled by Buyer or its Affiliates issuing on or arising from any Patent included in sub-clause (a), (c) any Patent owned or controlled by Buyer or its Affiliates claiming priority, directly or indirectly, to or common priority with any of the Patents described in sub-clauses (a) or (b), or (d) any Patent owned or controlled by Buyer or its Affiliates included in a priority claim for any of the Patents included in sub-clauses (a) or (b).

“Royalty Term” has the meaning set forth in Section 2.6(c).

“RPGR Confidential Information” has the meaning set forth in Section 5.1(a)(iii).

“RPGR Product” means (a) Seller’s Gene Therapy Product [***] for the treatment of the RPGR Target Indication by expressing the RPGR Target, known as Botaretigene sparoparvovec and as more fully described in Annex 1.1(f); or (b) [***].

“RPGR Target” means the [***].

“RPGR Target Indication” means the inherited retinal disease resulting from the loss of function of the RPGR Target.

“Sales & Royalty Report” means a written report or reports showing each of: (a) the Net Sales of each RPGR Product in the Territory, on a U.S. and ex-U.S. basis, during the reporting period by Buyer or its Affiliates or any Licensee; and (b) the Royalties payable, in United States Dollars, which shall have accrued hereunder with respect to such Net Sales.

“Second Termination Agreement” means that termination agreement, by and between Seller and the Meira Affiliates, substantially in the form of Exhibit B.

“Seller” has the meaning set forth in the preamble hereof.

“Seller Indemnified Party” has the meaning set forth in Section 6.2.

“Seller’s Knowledge” means, with respect to any matter in question, [***].

“Support Cap” means [***].

“Tax” or “Taxes” means (whether disputed or not) all (a) federal, state, local and foreign income, franchise, windfall or other profits, gross receipts, property, escheat or unclaimed property, ad valorem, sales, use, excise, withholding, payroll, employment, social security, unemployment compensation, disability, severance, capital gain, alternative minimum, estimated, transfer and other taxes and similar governmental charges, including any interest, penalties and additions with respect thereto, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means all returns, requests for extensions of time, claims for refund, declarations of estimated Tax payments, reports, estimates, information returns and statements, filed or to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes, including any amendments thereto as well as any related or supporting information with respect to any of the foregoing.

“Taxing Authority” means any federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

“Termination Agreement” means that certain Termination Agreement, dated December 20, 2023, by and between Seller and the Meira Affiliates.

“Territory” means worldwide.

“Third Party” means any Person other than: (a) Seller or Buyer; or (b) any Affiliates of Seller or Buyer.

“Third Party Claim” has the meaning set forth in Section 6.3(a).

“Transfer Taxes” has the meaning set forth in Section 5.2(a).

“Transition Services Agreement” means that transition services agreement, by and between Seller and Buyer, substantially in the form of Exhibit C.

“UCLB” means UCL Business Ltd. or its successors or assigns.

“UCLB Intellectual Property” means the UCLB Know-How, UCLB Materials and UCLB Patents.

“UCLB Know-How” means the Know-how (as defined in the UCLB License) licensed to Seller or its Affiliates under Section 2.1 of the UCLB License.

“UCLB License” means that certain License Agreement, dated February 5, 2019, by and between UCLB (as successor to UCL Business Plc) and Seller (as assignee of MeiraGTx UK II Limited and MeiraGTx Limited) and relating to RPGR Products.

“UCLB Materials” means the Materials (as defined in the UCLB License) licensed to Seller or its Affiliates under Section 2.1 of the UCLB License.

“UCLB Patents” means the Patents (as defined in the UCLB License) licensed to Seller or its Affiliates under Section 2.1 of the UCLB License. The UCLB Patents are listed on Annex 1.1(g).

“United States” or “U.S.” means the United States of America and its territories and possessions.

“Valid Claim” means: (a) a claim of any issued and unexpired Patent that (i) has not been dedicated to the public, disclaimed, revoked or held unenforceable or invalid by a decision of a Governmental Authority of competent jurisdiction from which no appeal can be taken, or a decision of a Governmental Authority of competent jurisdiction that can be appealed, but with respect to which an appeal has not been taken within the time allowed for appeal, and (ii) has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; or (b) a claim of any pending patent application that (i) has not been cancelled, withdrawn or abandoned, without being re-filed in another application in the applicable jurisdiction, (ii) has not been finally rejected by an administrative agency or other governmental action from which no appeal can be taken and (iii) has not been pending or filed more than seven (7) years from the earliest possible priority date for such patent application; provided that if such claim is later issued, it shall from the issuance date forward be deemed to be a Valid Claim.

“VAT” means value added tax or its equivalent in each relevant jurisdiction.

Section 1.2.Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit, Schedule or Annex, such reference shall be to an Article of, a Section of, or an Exhibit, Schedule or Annex to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement, any Related Document or in any Exhibit, Schedule or Annex hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, such Related Document or such Exhibit, Schedule or Annex. Whenever the words “include”, “includes” or “including” are used in this Agreement or any Related Document, they shall be deemed to be followed by the words “without limitation.” The word “or,” when used in this Agreement, has the inclusive meaning represented by the phrase “and/or.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”. For purposes of this Agreement and the Related Documents, the phrases “delivered or made available to Buyer prior to the Closing Date”, “has made available to Buyer prior to the Closing Date” and similar expressions in respect of any document or information will be construed for all purposes of this Agreement and the Related Documents as meaning that a copy of such document or information was delivered by or on behalf of Seller to Buyer or its Representatives. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract or Law defined or referred to herein or in any Contract that is referred to herein means (a) in the case of any Law, such Law, as amended, modified, codified, replaced or reenacted from time to time, and any comparable Law that from time to time replaces such Law by succession and any rules or regulations promulgated by an applicable Governmental Authority thereunder and (b) in the case of any Contract, such Contract and all amendments, modifications and attachments thereto and instruments incorporated therein. References to a Person or Party are also to its permitted successors and assigns.

Article 2

Purchase and Sale

Section 2.1.Purchase and Sale of Purchased Assets. Pursuant to the terms and subject to the conditions of this Agreement, at the Closing, Seller shall, and shall cause its Affiliates to, sell, convey, deliver, transfer and assign to Buyer (or its designated Affiliate), free and clear of all Liens (other than Permitted Liens), and Buyer (or its designated Affiliate) shall purchase, take delivery of and acquire from Seller and its Affiliates all of Seller’s and its Affiliates’ rights, title and interests in, to and under all of the Purchased Assets and agree to assume, satisfy and discharge when due all Assumed Liabilities. The purchase and sale of the Purchased Assets hereunder is referred to herein as the “Acquisition.”

Section 2.2.Purchased Assets; Excluded Assets.

(a)The term “Purchased Assets” means all of Seller’s and its Affiliates’ rights, title and interests in the assets, properties and rights set forth below:

(i)the Purchased Intellectual Property;

(ii)the Purchased Contracts;

(iii)all drug substance and drug product for RPGR Product set forth in Annex 2.2(a)(iii), and excluding any RPGR Product labeled with clinical study information or the name of Seller or any of its Affiliates (“Inventory”);

(iv)all Materials set forth in Annex 2.2(a)(iv);

(v)all Clinical Development Records, Purchased Regulatory Documentation and Purchased Research Records, provided, however, that Seller may retain copies of the Purchased Regulatory Documentation or may retain originals of the Purchased Regulatory Documentation and provide Buyer with copies, in Seller’s sole discretion, in each case, solely to the extent (x) required by applicable Law or (y) necessary to perform Seller’s obligations under the Transition Services Agreement, subject to the terms and conditions of the Transition Services Agreement;

(vi)all other books, records and files in whatever form or medium (e.g., audio, electronic, visual or print), solely to the extent (A) owned (or purported to be owned) by, and in the possession or control of, Seller (or any of its Affiliates) as of the Closing; and (B) (1) transferred to Seller or its Affiliate under the Original Purchase Agreement or (2) set forth on Annex 2.2(a)(vi); provided, however, in each case, excluding any books, records or files that (x) constitute embodiments of Manufacturing

Intellectual Property or (y) are necessary for, or actually used by or on behalf of Seller (or any of its Affiliates) as of the Closing in, the Exploitation of any Other Seller Product; and

(vii)any and all (A) causes of action or claims of Seller (or any of its Affiliates), including remedies thereunder; and (B) amounts due to Seller (or any of its Affiliates) in respect of, actions or claims, in each case ((A) or (B)), solely to the extent exclusively relating to or arising from one or more of the Purchased Assets and arising in respect of, or otherwise attributable to, the period after the Closing Date, excluding the assets set forth in Annex 2.2(a)(vii); and

(viii)all goodwill specifically related to any Purchased Assets or any RPGR Product (other than any goodwill specifically related to any Manufacturing Intellectual Property or Other Seller Product).

(b)Except as otherwise expressly set forth in this Agreement (including the licenses granted to Buyer under the Licensed Intellectual Property pursuant to Section 5.6(a)) or the Related Documents, Buyer shall not acquire any right, title or interest in, to or under (i) any Manufacturing Intellectual Property or Other Seller Product, or (ii) any of Seller’s (or any of its Affiliates’) Intellectual Property Rights, assets, properties or rights that are not Purchased Assets (collectively, the “Excluded Assets”).

Section 2.3.Assumption of Certain Obligations. Subject to the terms and conditions set forth herein, Buyer agrees, effective at the Closing and from and after the Closing Date, to assume and to timely satisfy and discharge the following Liabilities of Seller and its Affiliates, to the extent not previously performed or discharged (collectively, the “Assumed Liabilities”):

(a)all Liabilities that constitute “Excluded Liabilities” under the Original Purchase Agreement;

(b)all Liabilities under the Purchased Contracts, to the extent arising after the Closing, except for any Liabilities that arise out of or relate to conduct under the Purchased Contracts that occurred prior to the Closing (but following the Original Purchase Agreement Closing);

(c)all Liabilities arising from the failure of the Inventory to be Manufactured according to the specifications under the Supply Agreement (as defined in the Original Purchase Agreement); and

(d)all Liabilities to the extent arising out of or relating to the Research, Development, Manufacture, Commercialization or other Exploitation of any RPGR Product or the use or ownership of any Purchased Assets after the Closing, except for (i) any Liabilities to the extent arising out of or relating to conduct that occurred prior to Closing (but following the Original Purchase Agreement Closing) and (ii) any Liabilities to the extent arising out of or relating to any Excluded Asset (other than, in each case ((i) and (ii)), with respect to any Liabilities to the extent (A) arising out of or relating to any practice of the Licensed Intellectual Property by or on behalf of Buyer (or any of its Affiliates or its or their sublicensees under the

Licensed Intellectual Property) after the Closing pursuant to the licenses granted to Buyer under Section 5.6(a); or (B) allocated to Buyer (or any of its Affiliates) pursuant to the Collaboration Agreement or the Termination Agreement, as applicable).

Section 2.4.Excluded Liabilities. Buyer shall not be the successor to Seller or any of its Affiliates, and Buyer expressly does not assume and shall not become liable to pay, perform or discharge, any Liabilities that constitute “Assumed Liabilities” under the Original Purchase Agreement to the extent arising from conduct that occurred prior to the Closing of this Agreement (collectively, the “Excluded Liabilities”).

Section 2.5.Closing; Closing Deliverables.

(a)Closing. The closing of the Acquisition (the “Closing”) shall take place simultaneously with the execution of this Agreement, or at such other time and date mutually agreed upon by the Parties, remotely by exchange of electronic copies of the agreements, documents, certificates and other instruments set forth in this Section 2.5, or at such time and place as the Parties may mutually agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date”.

(b)Seller Closing Deliverables. Simultaneously with the execution of this Agreement, Seller shall deliver or cause to be delivered to Buyer or to Buyer’s designee:

(i)the Bill of Sale, duly executed by Seller and, if applicable, its Affiliates;

(ii)the Second Termination Agreement, duly executed by Seller and, if applicable, its Affiliates;

(iii)the Transition Services Agreement, duly executed by Seller; and

(iv)a duly completed and accurate applicable Internal Revenue Service Form W-9; and

(v)subject to Section 2.7, any other instrument of assignment or other transfer documentation that is necessary to assign or transfer all rights, title and interests in and to Purchased Intellectual Property and other Purchased Assets to Buyer, as reasonably requested by Buyer, in form and substance reasonably satisfactory to Buyer and Seller.

(c)Buyer Closing Deliverables. Simultaneously with the execution of this Agreement, Buyer shall deliver or cause to be delivered to Seller:

(i)the payments required pursuant to Section 2.5(d), subject to the timing as set forth in Section 2.5(d);

(ii)the Bill of Sale, duly executed by Buyer;

(iii)the Second Termination Agreement, duly executed by Buyer; and

(iv)the Transition Services Agreement, duly executed by Buyer.

(d)Payments by Buyer at Closing. In consideration of the sale, conveyance, delivery, transfer and assignment of the Purchased Assets to Buyer and Seller’s other covenants and obligations under this Agreement and the other Related Documents, at the Closing, [***], upon the terms and subject to the conditions hereof, Buyer and its applicable Affiliates shall pay, or cause to be paid, to Seller, in cash by wire transfer of immediately available funds to the account or accounts specified by Seller to Buyer [***], an amount equal to the Closing Purchase Price.

Section 2.6.Contingent Consideration.

(a)Subject to this Section 2.6, Buyer shall make the one-time, non-creditable, non-refundable payment described in Table 1 below (the “Milestone Payment”) to Seller following achievement by Buyer or any of its Affiliates of the corresponding event (the “Milestone Event”) described in the row to the left of such payment in Table 1 below.

Table 1
Milestone Event Achieved solely by Buyer or its Affiliates, and without a Licensee	Milestone Payment (US Dollars)
Achievement of both (a) Buyer’s or its Affiliates’ receipt of Regulatory Approval for an RPGR Product in the United States and (b) Net Sales by Buyer or its Affiliates of all RPGR Products in the United States since the Closing Date first exceeds $250,000,000	$50,000,000

Buyer shall make the Milestone Payment provided in Table 1 above to Seller upon the first (1st) achievement of the Milestone Event. Buyer shall provide Seller with written notice of the achievement of the Milestone Event no later than [***] following the Calendar Quarter in which the Milestone Event was achieved, and Buyer shall make the Milestone Payment to Seller within [***] after Buyer’s receipt of an undisputed invoice therefor from Seller. For the avoidance of doubt, (i) the Milestone Payment shall be non-creditable and non-refundable, and (ii) no payment shall be due or payable by Buyer to Seller under Table 1 of this Section 2.6(a) if a payment is paid by Buyer to Seller under No. 3 in Table 2 in Section 2.6(b).

(b)Subject to this Section 2.6, Buyer shall make the following one-time, non-creditable, non-refundable payments described in Table 2 below (the “Partner Proceeds”) to Seller following Buyer’s or any of its Affiliates’ receipt of the respective payment from any Licensee under the applicable Partner Agreement described in the row to the left of such payment in Table 2 below.

Table 2
No.	Payment Received by Buyer or any of its Affiliates from a Licensee under the Applicable Partner Agreement	Partner Proceeds (US Dollars)
1.	[***]	[***]
2.	[***]	[***]
3.	[***]	[***]

4.	[***]	[***]

[***]

(c)In accordance with Section 2.6(d), on an RPGR Product-by-RPGR Product country-by-country basis, Buyer shall make royalty payments (“Royalties”) to Seller based on the Net Sales of the RPGR Product by Buyer or its Affiliates or any Licensee in the Territory in the applicable Calendar Year, at the applicable rates set forth Table 3 below, beginning on the date of the First Commercial Sale of such RPGR Product in such country and continuing until the latest of: (i) the expiration, invalidation, cancellation or abandonment date of the last-to-expire Valid Claim of all Royalty-Bearing Patents that Cover such RPGR Product in such country; (ii) the date that is ten (10) years from the First Commercial Sale of such RPGR Product in such country; and (iii) the expiration of Regulatory Exclusivity for such RPGR Product in such country (the “Royalty Term”):

Table 3
Royalty Payment Condition	Royalty Rate
Net Sales of an RPGR Product in the Territory in a Calendar Year by Buyer and its Affiliates (but not any Licensee) commencing on or after July 1, 2029	[***]

Net Sales of an RPGR Product in the Territory in a Calendar Year by Licensees under a Partner Agreement, commencing on or after such time that Eligible Consideration has exceeded the Consideration Threshold

[***]

(i)Notwithstanding the foregoing, on a RPGR Product-by-RPGR Product and country-by-country basis, with respect to any full Calendar Quarter during the Royalty Term for an RPGR Product for which there is no Valid Claim of a Royalty-

Bearing Patent that Covers such RPGR Product in such country, then, with respect to each applicable Royalty Rate, such Royalty Rate applicable to such RPGR Product in such country shall be equal to fifty percent (50%) of the applicable Royalty Rate set forth in Table 3 above for such Calendar Quarter.

(ii)If, during the Royalty Term, on a country-by-country, RPGR Product-by-RPGR Product, and Calendar Quarter-by-Calendar Quarter basis, for a given country, RPGR Product and Calendar Quarter, (A) a Biosimilar Product for such RPGR Product is being sold in such country in such Calendar Quarter and (B) the Net Sales of such RPGR Product in such country in such Calendar Quarter declined by at least fifty percent (50%) in that country as compared to the average Net Sales of such RPGR Product in such country achieved in the four (4) full Calendar Quarters prior to the Calendar Quarter in which the First Commercial Sale of such Biosimilar Product in such country occurred, then the royalty rates applicable to the Net Sales of such RPGR Product in such country will be reduced by fifty percent (50%) for such Calendar Quarter.

(iii)On an RPGR Product-by-RPGR Product and country-by-country basis, during the Royalty Term, Buyer may deduct from any royalties payable by Buyer to Seller under this Section 2.6(c), an amount equal to fifty percent (50%) of any payments made by Buyer, its Affiliates or its or their Licensees to a Third Party that is not a Licensee in consideration for a right or license under such Third Party’s interest in any Patent that is necessary for the Exploitation of such RPGR Product in the applicable country in the Territory.

(iv)On an RPGR Product-by-RPGR Product basis and in the United States, during the Royalty Term, if an RPGR Product is designated as a “Selected Drug” by the Secretary of the U.S. Department of Health and Human Services (or similarly designated by another U.S. national or state official), and Buyer or any of its Affiliates or its or their Licensees is required to negotiate a Maximum Fair Price (as such term is defined in the Inflation Reduction Act) that will apply to sales of such RPGR Product during the Price Applicability Period (as such term is defined in the Inflation Reduction Act), then, with respect to each applicable Royalty Rate, such Royalty Rate shall be reduced by a percentage equal to the percentage decrease between the, if applicable, then-effective Maximum Fair Price (as such term is defined in the Inflation Reduction Act) and the average negotiated price paid by Medicare for the immediately preceding plan year with respect to such RPGR Product.

(v)Notwithstanding the foregoing with respect to any RPGR Product in any Calendar Quarter, the Royalties that would otherwise have been due under Table 3 of this Section 2.6(c) with respect to such RPGR Product during such Calendar Quarter shall not be reduced by more than fifty percent (50%) as a result of reductions made pursuant to Section 2.6(c)(i), Section 2.6(c)(ii), Section 2.6(c)(iii) and Section 2.6(c)(iv). If Buyer is precluded from taking such a reduction in a Calendar Quarter by operation of the limitation set forth in this Section 2.6(c)(v), then Buyer will be entitled to carry forward the amount of such reduction that Buyer was unable to take during a Calendar

Quarter with respect to such RPGR Product to future Calendar Quarters and for such RPGR Product until Buyer has taken the amount of such reduction in full.

(d)Buyer shall furnish to Seller a draft Sales & Royalty Report, within [***] after the end of each Calendar Quarter, showing the estimated amount of Net Sales of RPGR Product and Royalties due for such Calendar Quarter. Buyer shall furnish to Seller a final Sales & Royalty Report and pay such Royalties contained in such final Sales & Royalty Report within [***] following the end of the applicable Calendar Quarter. For the avoidance of doubt, the Royalties shall be non-creditable and non-refundable.

(e)Buyer shall keep, and shall cause its Affiliates to keep, complete, true and accurate books and records in accordance with its accounting standards in relation to the payments in this Section 2.6, including with respect to the Milestone Payment, Partner Proceeds, Royalties, Net Sales and such other information contained in Sales & Royalty Reports. Buyer shall keep, and shall cause its Affiliates to keep, such books and records for at least [***] following the Calendar Year to which they pertain.

(f)Seller may, upon written request, cause an internationally-recognized independent accounting firm (the “Auditor”), which is reasonably acceptable to Buyer, to inspect the relevant records of Buyer and its Affiliates to verify the payments made and amounts reported by Buyer under this Section 2.6 and the related reports, statements, and books of accounts, as applicable. Such audit shall be limited to a period of time no more than [***] Calendar Years immediately preceding the year in which the audit is requested, and an audit of the records relating to a particular Calendar Year may be conducted once and not more than once and each audit must be reasonable in scope. Before beginning its audit, the Auditor shall execute a written agreement acceptable to Buyer by which the Auditor shall agree to keep confidential all information made available to the Auditor during the audit. Buyer and its Affiliates shall make their records available for inspection by the Auditor during regular business hours at such place or places where such records are customarily kept, upon receipt of reasonable advance notice from Seller. The records shall be reviewed to verify the accuracy of Buyer’s payments under this Section 2.6. Such inspection right shall not be exercised more than [***], unless the audit reveals a non-compliance by Buyer with the terms of this Agreement in which case the audit may be repeated within [***]to confirm compliance. Seller agrees to hold in confidence all information received and learned in the course of any audit in accordance with Section 5.1. The Auditor shall provide a draft audit report and basis for any determination to Buyer prior to distributing the final report so that Buyer can provide comment on the draft report. The final audit report will be provided to Buyer at the time such report is provided to Seller. If the final result of the inspection reveals an underpayment or an overpayment by Buyer, the underpaid or overpaid amount shall be settled within [***] of Seller’s receipt of the final report. Seller shall pay for any audit, as well as its expenses associated with enforcing its rights with respect to any payments under this Section 2.6, except that, if an underpayment of amounts due by Buyer of more than [***] of the total payments due under this Section 2.6 for the applicable year is discovered, reasonable and necessary fees and expenses charged by the Auditor shall be paid by Buyer subject to reasonable substantiation thereof. Any overpayment by Buyer revealed by an audit shall be credited against future payments owed by Buyer to Seller (and if no further payments are due, shall be refunded by Seller at the request of Buyer within [***] of the receipt of the request).

(g)Except as otherwise provided in this Section 2.6(g) and the Transition Services Agreement, following the Closing, Buyer and its Affiliates will have the sole right and responsibility to Develop, Manufacture, Commercialize and otherwise Exploit the RPGR Products. Buyer shall use Commercially Reasonable Efforts to Develop and obtain Regulatory Approval for at least one (1) RPGR Product for at least one (1) indication in each of the United States, Japan and three (3) Major European Markets. Upon obtaining Regulatory Approval for an RPGR Product for an indication in the United States or Japan, Buyer shall use Commercially Reasonable Efforts to Commercialize such RPGR Product in the United States or Japan, as applicable. Upon obtaining Regulatory Approval for an RPGR Product for an indication in a Major European Market, Buyer shall use Commercially Reasonable Efforts to Commercialize such RPGR Product in such Major European Market if it is one of the first three (3) Major European Markets for which an RPGR Product has achieved Regulatory Approval. For clarity and without limiting the obligation in the preceding sentence, Buyer can satisfy the obligation in the preceding sentence through its Affiliates or its or their Licensees. No later than thirty (30) days following the start of each Calendar Year, until such time that Regulatory Approval has been obtained for an RPGR Product in each Major Market, Buyer will deliver to Seller a written development report summarizing Buyer’s and its Affiliates’ and its and their Licensees’ material activities in the immediately previous Calendar Year to obtain Regulatory Approval in each Major Market.

(h)Except as otherwise expressly set forth in this Agreement or any Related Documents, the Milestone Payment, Partner Proceeds and Royalties (if, when and as achieved), together with the Closing Purchase Price, constitute all consideration that Seller may receive in connection the Contemplated Transaction, and in no event may Seller receive any other consideration in connection with the Contemplated Transaction, whether under this Agreement or any other agreement.

(i)Except as otherwise set forth in Section 2.4 and Section 6.1, as between the Parties, Buyer shall be solely responsible for any royalty obligations, milestone payments, remittance of sublicensing income, and any other payments of any type that are or become due under any Purchased Contract or any other agreement between Buyer (or one of its Affiliates) and a Third Party, on account of any activities by or on behalf of any of Buyer or its Affiliates in accordance with this Agreement or any Related Document (including any Research, Development, Manufacture, Commercialization or other Exploitation of any RPGR Product by or on behalf of Buyer or any of its Affiliates hereunder).

(j)Notwithstanding anything to the contrary set forth herein, Buyer acknowledges and agrees that it shall not assign its rights, title and interests in all or substantially all of the Purchased Assets to a Third Party, without the prior written consent of Seller, including by sale of stock, by operation of Law, in connection with a merger or sale of substantially all of the assets or other similar Change of Control transaction, unless such Third Party assumes all of Buyer’s obligations under this Agreement (including, for clarity, the obligation to pay the Milestone Payment, Partner Proceeds and Royalties in accordance with this Section 2.6, as applicable), which assignment and assumption is evidenced by a signed written agreement that is enforceable by Seller against such Third Party, with Seller as an express third party beneficiary of such agreement. For clarity, nothing in this Section 2.6(j) shall restrict Buyer’s ability to license or sub-license any Purchased Asset (including to sublicense its licenses or rights under the UCLB License in accordance with the terms therein) so long as Buyer retains all obligations under this Agreement.

(k)Notwithstanding anything to the contrary set forth herein, any undisputed payments or portions thereof due hereunder which are not paid when due will bear interest at the rate per annum equal to the lesser of: (A) [***]; or (B) the highest rate permitted by applicable Law, calculated on the number of days such payment is paid after the date such payment is due, and compounded monthly.

(l)For the avoidance of doubt, notwithstanding anything in the Original Purchase Agreement to the contrary, on and after the Closing under this Agreement, Seller will be forever and irrevocably relieved of any and all payment obligations under Section 2.6 of the Original Purchase Agreement that may accrue on or after the Closing under this Agreement, as further described in the Second Termination Agreement.

Section 2.7.Third Party Consents. If the assignment or transfer of any asset included in the Purchased Assets or any claim, right or benefit arising thereunder or resulting therefrom, without the consent of a Third Party, would constitute a breach or other contravention of the rights of such Third Party, would be ineffective with respect to any party to an agreement concerning such asset, claim, right or benefit, or, upon assignment or transfer, would in any way adversely affect the rights of Seller or, upon transfer, Buyer (each, a “Non-Assignable Right”), then Seller shall, at Seller’s sole cost and expense, use its commercially reasonable efforts to obtain such consent after the execution of this Agreement until the earlier of [***], and Buyer shall use its commercially reasonable efforts to assist and cooperate with Seller in connection therewith. If any such consent cannot be obtained prior to the Closing, then, notwithstanding anything to the contrary in this Agreement or any Related Document, (i) this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of the applicable Non-Assignable Right, and Seller shall use its commercially reasonable efforts, at Seller’s sole cost and expense, to obtain such consent as soon as possible after the Closing (subject to the preceding sentence), and (ii) at Buyer’s election, (A) the Non-Assignable Right shall be an Excluded Asset and Buyer shall have no Liability whatsoever with respect to any such Non-Assignable Right or any Liability with respect thereto (other than with respect to (1) if such Non-Assignable Right is under the Licensed Intellectual Property, any Liabilities to the extent arising out of or relating to any practice of such Licensed Intellectual Property by or on behalf of Buyer (or any of its Affiliates or its or their sublicensees under the Licensed Intellectual Property) after the Closing pursuant to the licenses granted to Buyer under Section 5.6(a), or (2) any Liabilities with respect to such Non-Assignable Right to the extent allocated to Buyer (or any of its Affiliates) pursuant to the Collaboration Agreement or the Termination Agreement, as applicable); or (B) Seller shall, at its sole cost and expense, use its commercially reasonable efforts to obtain for Buyer substantially all of the practical benefit of such Non-Assignable Right, including by (1) entering into appropriate and reasonable alternative arrangements on terms mutually agreeable to Buyer and Seller; (2) subject to the consent and control of Buyer, enforcement, at the cost and for the account of Buyer, of any and all rights of Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise; and (3) if such Non-Assignable Right is Know-How or a Patent, licensing such Intellectual Property Right to Buyer in accordance with Section 5.6(a). Notwithstanding anything to the contrary set forth herein, none of Seller, Buyer or any of their respective

Affiliates shall be required to make any payments to any Third Party, commence any litigation or offer or grant any accommodation (financial or otherwise) to any Third Party in connection with the performance of its or their respective Affiliates’ obligations under this Section 2.7. Notwithstanding anything herein to the contrary, if any cost or expense is incurred by Seller in connection with any activity undertaken pursuant to this Section 2.7 with respect to the [***].

Section 2.8.Purchase Price Allocation. In accordance with Section 1060 of the Code, the Purchase Price and the Assumed Liabilities (and any other amounts treated as consideration for U.S. federal income Tax purposes) will be allocated as shown on Annex 2.8 (the “Purchase Price Allocation”).

Section 2.9.Certain Costs; Delivery of Assets.

(a)All costs and fees associated with (i) removing and moving any physical Purchased Asset to a location designated in writing by Buyer and (ii) transferring and assigning to Buyer or one of its Affiliates the Purchased Assets to Buyer hereunder, including recording such transfers and assignments with Governmental Authorities and updating any public records filed with Governmental Authorities or other registration authorities (including any recording of a change of address), shall be borne and paid solely by [***] when due; provided, however, [***]. With respect to any GMP materials transferred by Seller to Buyer, Buyer shall confirm satisfactory receipt of such GMP materials by providing documented evidence to Seller within [***] of delivery. With respect to any Purchased Assets that are intangible, Seller shall make such Purchased Assets available to Buyer in a format reasonably agreed by the Parties within [***] after the Closing.

(b)Notwithstanding anything herein to the contrary, the Parties acknowledge that, following the Closing, certain tangible Purchased Assets (including the Inventory) may be retained at their present location(s), subject to the terms of the Related Documents. Subject to the terms of the Related Documents, Seller shall only be required to move such tangible Purchased Assets to one or more central locations identified by Seller, and Buyer shall collect such tangible Purchased Assets from such locations within [***] following the Closing [***]; provided that, upon the prior written consent of Seller, in its sole discretion, Seller shall deliver such tangible Purchased Assets to one or more locations identified by Buyer within [***] following the Closing [***]. Pending Buyer’s collection or delivery, as applicable, of the tangible Purchased Assets following the Closing, Seller shall and shall cause its Affiliates to store such Purchased Assets in a manner consistent with Seller’s and its Affiliates’ past practice. Buyer shall promptly confirm in writing to Seller completion of the delivery of the Purchased Assets to Seller. Notwithstanding anything to the contrary contained herein, but subject to the terms of the Related Documents, if Buyer or its Affiliates do not collect such tangible Purchased Assets from such location(s) within [***] following the Closing, Seller shall provide written notice to Buyer of the remaining tangible Purchased Assets, and if Buyer doesn’t take possession of such tangible Purchased Assets within [***] after the date of such written notice, Seller and its Affiliates shall have the right to destroy such tangible Purchased Assets, and neither Buyer nor its Affiliates shall have any further rights with respect thereto. Buyer will promptly reimburse Seller for the reasonable costs and expenses associated with any such destruction or any retention of any of the Purchased Assets described in the preceding sentence, following receipt of satisfactory evidence of Seller’s or its Affiliates’ costs and expenses with respect thereto. Risk of loss to a given Purchased Asset following the Closing shall pass to Buyer upon the earlier of (i) the collection of such Purchased Asset by Buyer from Seller, (ii) Seller’s tender of such Purchased Asset to a carrier (including, for clarity, to any facility of such carrier) for delivery to Buyer, (iii) Seller’s tender of such Purchased Asset to any other Third Party in the chain of delivery (including, for clarity, any facility of such Third Party), to Buyer, or (iv) [***] following the Closing, in each case (i)-(iv), except that, subject to the Related Documents, after the Closing, any loss or damage to the Purchased Assets from fire, casualty or similar cause shall be the sole responsibility of Buyer.

Article 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer as follows:

Section 3.1.Organization, Standing and Power. Seller is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to carry on its business as now being conducted, except where the failure to have such power or authority or possess such governmental licenses, permits, authorizations or approvals, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Business, taken as a whole. Seller is duly qualified or licensed to do business and is in good standing (in jurisdictions that recognize the concept of good standing) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate has not been and would not reasonably be expected to be material to the Business.

Section 3.2.Authority; Noncontravention.

(a)Seller and its applicable Affiliates have all requisite corporate, limited liability company or other similar organizational power and authority to execute and deliver this Agreement and the Related Documents to which it is or will be a party and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the Related Documents by Seller or its Affiliates and the consummation by Seller or its Affiliates of the Contemplated Transactions have been duly authorized by all necessary action on the part of Seller or such Affiliate and no other corporate proceedings on the part of Seller or its Affiliates are necessary to authorize this Agreement, the Related Documents or to consummate the Contemplated Transactions. Each of this Agreement and the Related Documents has been duly executed and delivered by Seller or its Affiliate and, assuming the due authorization, execution and delivery by Buyer, constitutes a legal, valid and binding obligation of Seller or its Affiliate, Enforceable against Seller or its Affiliate in accordance with its terms.

(b)The board of directors of Seller and its applicable Affiliates, by unanimous written consent or in a duly called meeting, duly adopted resolutions: (i) approving this Agreement, the other Related Documents and the Contemplated Transactions; and (ii)

authorizing Seller and its applicable Affiliates to enter into this Agreement and to consummate the Contemplated Transactions, on the terms and subject to the conditions set forth in this Agreement and the Related Documents.

(c)No votes or consent of holders of any class or series of capital stock are necessary to approve and adopt this Agreement, the Related Documents and the Contemplated Transactions and no other approval is required on behalf of Seller or its Affiliate for the execution, delivery or performance of this Agreement, the other Related Documents and the Contemplated Transactions.

(d)The execution and delivery of this Agreement and the Related Documents by Seller or its Affiliates do not, and the consummation of the Contemplated Transactions and compliance by Seller or its Affiliates with the provisions of this Agreement and the Related Documents will not, materially conflict with, or result in any material violation or material breach of, or material default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien (other than Permitted Liens) in or upon the Purchased Assets, the Licensed Intellectual Property or, to Seller’s Knowledge, the UCLB Intellectual Property under, or give rise to any payment under or any increased, additional, accelerated or guaranteed rights or entitlements under, or require any action by or notice to any Person under, (i) Seller’s or its Affiliates’ organizational documents, (ii) any Contract to which Seller or its Affiliate is a party or any of its properties or other assets is subject or (iii) any Law or Order applicable to Seller or its Affiliates, the Business, the Purchased Assets, the Licensed Intellectual Property or, to Seller’s Knowledge, the UCLB Intellectual Property.

(e)The execution and delivery of this Agreement and the Related Documents, and the consummation of the Contemplated Transactions and compliance by Seller or its Affiliates with the provisions of this Agreement and the Related Documents, do not require the consent or waiver from any lender or creditor, nor does the execution and delivery of this Agreement and the Related Documents, and the consummation of the Contemplated Transactions and compliance by Seller or its Affiliate with the provisions of this Agreement and the Related Documents, result in any repayment or repurchase obligation or any other indebtedness of Seller or its Affiliate.

(f)No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Seller, its Affiliates, the Business, the Purchased Assets, the Licensed Intellectual Property or, to Seller’s Knowledge, the UCLB Intellectual Property, for, or in connection with, (i) the execution and delivery of this Agreement by Seller; (ii) the transfer of the Purchased Assets to Buyer; or (iii) the consummation of the Contemplated Transactions.

Section 3.3.Good Title; Sufficiency of Assets.

(a)Seller or its Affiliate has sole and exclusive, good and marketable title to, or, in the case of property held under a lease or other Contract, a sole and exclusive and Enforceable leasehold interest in, or adequate rights to use, all of the Purchased Assets free and clear of all Liens (other than Permitted Liens), and has the complete and unrestricted power and unqualified right to sell, assign, transfer and deliver to Buyer, as applicable, the Purchased Assets. There are no adverse claims of ownership to the Purchased Assets, and neither Seller nor any of its Affiliates has received written notice that any Person has asserted a claim of ownership or right of possession or use in or to any of the Purchased Assets, nor are there any facts, circumstances or conditions on which, to Seller’s Knowledge, such a claim could be brought in the future. At the Closing, Buyer will acquire from Seller and its Affiliates sole and exclusive, good and marketable title to, or, in the case of property held under a lease or other Contract, a sole and exclusive and Enforceable leasehold interest in, or adequate rights to use, all of the Purchased Assets, free and clear of all Liens (other than Permitted Liens).

Section 3.4.Intellectual Property.

(a)Seller or one of its Affiliates exclusively owns all rights, title and interests in and to, and has the right to transfer to Buyer or its Affiliates under the terms of this Agreement, all Purchased Intellectual Property free and clear of all Liens, other than Permitted Liens. Seller or one of its Affiliates either owns, or has a valid written license or other right to use, (i) all Licensed Intellectual Property and (ii) prior to the Closing, the UCLB Intellectual Property. Other than the Excluded Assets, immediately following the Closing, Buyer shall have the same rights, title and interests in and to each item of Purchased Intellectual Property and the UCLB Intellectual Property as held by Seller or its Affiliates immediately prior to the Closing, in each case, without the payment of any additional amounts or consideration, except for (A) any amounts that may become due and payable by Buyer (or any of its Affiliates) under the UCLB License or this Agreement following the Closing; or (B) any other fees, royalties or payments which Seller or one of its Affiliates would otherwise have been required to pay had the transactions contemplated herein not occurred. Immediately following the Closing, Buyer shall have the right to use each item of Licensed Intellectual Property as licensed by Seller or its Affiliate to Buyer immediately prior to the Closing, without the payment of any additional amounts or consideration, except for any fees, royalties or payments which Seller or its Affiliate would otherwise have been required to pay had the transactions contemplated herein not occurred.

(b)The UCLB Patents represent all of the Patents owned or in-licensed by Seller (or any of its Affiliates) as of the Closing that claim or cover the composition of matter of any RPGR Product. To Seller’s Knowledge, other than the Purchased Intellectual Property, the UCLB Patents, and the Licensed Intellectual Property, there are no other Patents or Know-How owned or in-licensed by Seller (or any of its Affiliates) as of the Closing that are primarily related to any RPGR Product.

(c)As of the Closing, Seller and its Affiliates are in material compliance with and have not materially breached, violated or defaulted under, or received written notice that it has materially breached, violated or defaulted under, any of the terms or conditions of (i) any Purchased Contract or (ii) any other license, sublicense or other Contract (A) to which any Seller (or any of its Affiliates) is a Party and (B) pursuant to which Seller (or any of its Affiliates) Controls any of the Licensed Intellectual Property as of the Closing, nor has there been or is there any event or occurrence that would constitute such a material breach, violation or default (with or without the lapse of time, giving of notice or both) of any of Seller’s or its Affiliate’s obligations under any such Contract.

(d)Seller and its Affiliates have taken commercially reasonable efforts to protect the confidentiality of all material Know-How related to any RPGR Product within the Purchased Intellectual Property and UCLB Intellectual Property and, to Seller’s Knowledge, no such Know-How has been disclosed by Seller or any of its Affiliates to any Third Party other than UCL Business Ltd. (or any of its predecessors, successors or its or their respective affiliates) in accordance with the UCLB License, except (i) pursuant to valid and appropriately protective confidentiality and nondisclosure obligations; (ii) as required or requested pursuant to applicable Law, including to any Governmental Authority; or (iii) in connection with publications, presentations or public press releases made by Seller or any of its Affiliates in the ordinary course of business (or by Buyer or its Affiliates prior to the Original Purchase Agreement Closing in the ordinary course of business); provided that such publications, presentations or public press releases are consistent with the publications, presentations or public press releases that a similarly situated pharmaceutical company would make, acting reasonably under the same circumstances.

(e)Except as set forth in the UCLB License, no college, university or other educational or research institution or agency, Governmental Authority or other organization has sponsored Research or Development conducted by Seller or has any claim of right or license to, or ownership of, or other Lien upon any Purchased Intellectual Property or, to Seller’s Knowledge, UCLB Intellectual Property.

(f)The execution and delivery of this Agreement and the Related Documents by Seller or its Affiliates do not, and the consummation of the Contemplated Transactions and compliance by Seller or its applicable Affiliates with the provisions of this Agreement and any Related Document will not, conflict with, or result in any violation of, breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien (other than Permitted Liens) in or upon, any Purchased Assets, Licensed Intellectual Property or, to Seller’s Knowledge, any UCLB Intellectual Property.

Section 3.5.Contracts. The Purchased Contracts are Enforceable in accordance with their terms against Seller (or its Affiliate, as applicable) and, to Seller’s Knowledge, the other parties thereto, and, subject to obtaining any necessary consents disclosed pursuant to Section 3.2(d) and Section 3.2(f), will continue to be so Enforceable in accordance with its terms following the consummation of the Contemplated Transactions, and have been negotiated in good faith on an “arm’s length” transaction basis.

Section 3.6.Regulatory Matters.

(a)Except as set forth in the Disclosure Schedules, neither Seller nor any of its Affiliates has, directly or indirectly (including through any Third Party subcontractor or sublicensee), sponsored any IND or conducted any Clinical Study for any RPGR Product.

(b)In the past three (3) years, neither Seller nor any of its Affiliates has made an untrue statement of material fact or fraudulent statement to any Regulatory Authority or any other Governmental Authority with respect to any RPGR Product in the Territory, failed to disclose a material fact required to be disclosed to any Regulatory Authority or any other

Governmental Authority with respect to any RPGR Product in the Territory or committed an act, made a statement, or failed to make a statement with respect to the Development of any RPGR Product that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any analogous Laws in the Territory. Except with respect to any draft reports, statements, documents, registrations, filings and submissions included in the Purchased Assets, all material reports, statements, documents, registrations, filings or submissions required to be filed with any Governmental Authority by Seller or its Affiliates to the extent they relate to any RPGR Product or Purchased Assets were and are complete and accurate in all material respects, or were subsequently updated, changed, corrected or modified, not misleading or fraudulent and in compliance with applicable Laws when filed or as amended or supplemented, and no deficiencies have been asserted by any such Governmental Authority with respect to such reports and filings.

(c)Seller or one of its Affiliates is the sole and exclusive owner of the Purchased Regulatory Documentation, and neither Seller nor any of its Affiliates has granted any right of reference to any Person under any Purchased Regulatory Documentation. When submitted to the applicable Governmental Authorities, all Purchased Regulatory Documentation was true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such Purchased Regulatory Documentation have been submitted to the applicable Governmental Authorities. During the past three (3) years, neither Seller nor any of its Affiliates has received written notice of any revocation, withdrawal, suspension, cancellation, termination or modification of any INDs or other regulatory approvals within the Purchased Regulatory Documentation. Seller has made available to Buyer complete and correct copies of all material Purchased Regulatory Documentation.

(d)Except as otherwise disclosed to Buyer, none of Seller or any of its Affiliates has in the past three (3) years received or otherwise learned of any Adverse Events in connection with any Clinical Study of any RPGR Product.

(e)The Clinical Studies conducted by or on behalf of the Seller (but, for clarity, not by or on behalf of Buyer) for any RPGR Product, and, to Seller’s Knowledge, all activities conducted by or on behalf of the Seller (but, for clarity, not by or on behalf of Buyer) related to the manufacture of compounds and products for use in or with any RPGR Product, have been conducted in all material respects in accordance with applicable protocols, procedures and controls and all applicable Laws, including the FDCA and 21 C.F.R. parts 50, 54, 56, 58 and 312. Neither Seller nor any of its Affiliates or, to Seller’s Knowledge, any of their officers or employees, has received any written communication from FDA or any other Governmental Authority (including any warning letter or untitled letter) that alleges noncompliance with any requirements under applicable Laws with respect to any RPGR Product.

(f)No studies or Clinical Studies conducted by or on behalf of the Seller (but, for clarity, not by or on behalf of Buyer) with respect to any RPGR Product have (i) been conducted using any clinical investigators who have (A) been debarred or have been convicted of any crime or engaged in any conduct that did result in debarment under 21 U.S.C. § 335a or disqualification as a clinical investigator under 21 C.F.R. § 312.70 or any similar Law or (B)

been excluded or convicted of any crime which would reasonably be expected to result in being excluded from participating in the Federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or (ii) been terminated or suspended prior to completion.

(g)Seller has not received any notices or correspondence from the FDA or other Governmental Authority or any institutional review board or comparable authority requiring the termination, suspension or material modification of any studies or Clinical Studies conducted by or on behalf of the Seller (but, for clarity, not by or on behalf of Buyer) with respect any RPGR Product.

Section 3.7.Inventory. The Inventory is owned by Seller (or one of its Affiliates) free and clear of all Liens (other than Permitted Liens), and no such Inventory has been pledged as collateral or is held on a consignment basis. Following delivery of the Inventory to Seller’s, its Affiliates’ or their designees’ premises, such Inventory has been stored in accordance with applicable Law and specifications.

Section 3.8.Taxes. Since the Original Purchase Agreement Closing:

(a)Seller (or its Affiliate, as applicable) has timely and properly filed all Tax Returns with respect to the Business or the Purchased Assets that are required to be filed and timely and properly paid all Taxes in respect thereof shown thereon as due and payable. All such Tax Returns are true, complete, and accurate in all material respects and prepared in accordance with applicable Law.

(b)Seller (or its Affiliate, as applicable) has established adequate reserves for the payment of, and will timely pay when due, all Taxes, including all Taxes that arise from or with respect to the Business, any RPGR Product or the Purchased Assets and are incurred or attributable to the Pre-Closing Tax Period.

(c)There are no liens for Taxes upon any of the Purchased Assets other than liens for Taxes not yet due and payable or that are being contested in good faith.

(d)Neither Seller nor any of its Affiliates is the subject of an audit, investigation, or other proceeding relating to the payment of or failure to pay any amount of Taxes in respect of the Purchased Assets or the Business, and neither Seller nor any of its Affiliates has received written notice from any Taxing Authority that such an audit, investigation, or other proceeding will be initiated in the future.

(e)Seller (or its Affiliate, as applicable) has not entered into an agreement or waiver extending any statute of limitations relating to the assessment, payment or collection of a material amount of Taxes in respect of the Purchased Assets or the Business that will be in effect after the Closing.

(f)No claim has been made to Seller or any of its Affiliates by any Taxing Authority in a jurisdiction where Seller or such Affiliate do not file Tax Returns in respect of the Purchased Assets or the Business that Seller or such Affiliate is subject to taxation by that jurisdiction.

Section 3.9.Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Seller.

Section 3.10.No Other Representations or Warranties. The representations and warranties made by Seller in this Article 3 are the exclusive representations and warranties made by Seller under this Agreement. Except for the representations and warranties contained in this Article 3 or in any Related Document, (a) none of the Buyer or any other Person has made or makes any other representation or warranty, either written or oral, on behalf of Seller, and Seller hereby disclaims any other express or implied representations or warranties with respect to any matter whatsoever; and (b) without limiting the foregoing clause (a), Buyer acknowledges that Buyer has not relied on any representation or warranty from Seller or any of its Affiliates or Representatives in determining to enter into this Agreement.

Article 4

Representations and Warranties of Buyer

Buyer represents and warrants to Seller as follows:

Section 4.1.Organization, Standing and Power. Buyer is duly organized or incorporated, and validly existing under the laws of its jurisdiction of formation or incorporation and has all requisite power and authority to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, has not been and would not reasonably be expected to be material to Buyer. Buyer is duly qualified or licensed to do business and is in good standing (in jurisdictions that recognize the concept of good standing) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except as has not been and would not reasonably be expected to be material to Buyer.

Section 4.2.Authority; Noncontravention.

(a)Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Related Documents to which it is or will be a party and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the Related Documents by Buyer and the consummation by Buyer of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement, the Related Documents or to consummate the Contemplated Transactions. This Agreement and the Contemplated Transactions do not require approval of the holders of any shares of capital stock of Buyer. Each of this Agreement and the Related Documents has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by Seller, constitutes an Enforceable obligation of Buyer in accordance with its terms.

(b)The execution and delivery of this Agreement and the Related Documents by Buyer do not, and the consummation of the Contemplated Transactions and compliance by Buyer with the provisions of this Agreement and the Related Documents will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Buyer under (i) the certificate of incorporation or bylaws of Buyer; (ii) any Contract to which Buyer is a party or any of its respective properties or other assets is subject; or (iii) any Law or Order applicable to Buyer or its properties or other assets, except in the case of clause (ii), where the conflict, violation, breach, default, termination, cancellation, acceleration or creation of a Lien, individually or in the aggregate, would prevent, materially impede or materially delay the consummation by Buyer of the Contemplated Transactions (including the payments required to be made pursuant to Article 2).

(c)No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the Contemplated Transactions.

Section 4.3.Capital Resources. Buyer has access to sufficient funds to consummate the Contemplated Transactions on the terms contemplated by this Agreement including the payment of the Purchase Price and the Milestone Payment, Partner Proceeds and Royalties and all fees and expenses payable by Buyer in connection with the Contemplated Transactions.

Section 4.4.Continued Solvency. Buyer (a) is able to pay its debts as they become due; (b) is solvent and will be solvent immediately following the Closing; and (c) immediately following the Closing, will possess sufficient assets to discharge, or provide appropriate reserves for the discharge of, all of its Liabilities with respect to this Agreement. Buyer is not engaged in business or a transaction, and it is not about to engage in business or a transaction, for which its remaining assets and capital are or will be insufficient to discharge, or provide appropriate reserves for the discharge of, all of its Liabilities with respect to this Agreement. Buyer does not intend to incur, or believe that it will incur, Liabilities that would be beyond its ability to pay as such Liabilities matured. Buyer has not entered into this Agreement for the purpose of hindering, delaying or defrauding its creditors.

Section 4.5.Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Buyer.

Section 4.6.Antitrust. The Contemplated Transactions under this Agreement will not require any Party to file or cause to be filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, with the United States Federal Trade Commission and/or the Antitrust Division of the United States Department of Justice.

Section 4.7.No Other Representations or Warranties. The representations and warranties made by Buyer in this Article 4 are the exclusive representations and warranties made by Buyer under this Agreement. Except for the representations and warranties contained in this Article 4 or in any Related Document, none of the Buyer or any other Person has made or makes any other representation or warranty, either written or oral, on behalf of Buyer, and Buyer hereby disclaims any other express or implied representations or warranties with respect to any matter whatsoever.

Article 5

Additional Agreements

Section 5.1.Confidentiality; Non-Solicitation.

(a)Confidentiality.

(i)Each of Buyer and Seller acknowledges that certain confidential or proprietary information was provided to them in connection with this Agreement and the consummation of the Contemplated Transactions under the Confidentiality Agreement; provided, however, that effective upon the Closing, the Confidentiality Agreement shall terminate with respect to any Confidential Information included in or related to the Purchased Assets and the terms of this Section 5.1(a) shall govern with respect to such Confidential Information.

(ii)Notwithstanding anything to the contrary, the obligations under this Section 5.1(a) shall not apply to any information to the extent that such information:

(A)	is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the Receiving Party or its Affiliates;
(B)

was known to, or was otherwise in the possession of, the Receiving Party or its Affiliates, as evidenced by written records of the Receiving Party and its Affiliates kept in the ordinary course of business, prior to the time of disclosure by the Disclosing Party or any of its Affiliates (provided, however, that this Section 5.1(a)(ii)(B) will not apply to Purchased Assets, UCLB Know-How or Licensed Know-How in each case constituting Confidential Information);

(C)

is disclosed to the Receiving Party or any of its Affiliates on a non-confidential basis by a Third Party who is entitled to disclose it without breaching any confidentiality obligation to the Disclosing Party or any of its Affiliates; or

(D)	is independently developed by or on behalf of the Receiving Party or its Affiliates outside of its performance under this Agreement,

as evidenced by written records of the Receiving Party and its Affiliates kept in the ordinary course of business, without the use of the Confidential Information disclosed by the Disclosing Party or its Affiliates to the Receiving Party or its Affiliates under this Agreement.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party, unless the combination and its principles are in the public domain or in the possession of the Receiving Party.

(iii)The Parties acknowledge and agree that, as between the Parties, (A) this Agreement and all of the respective terms of this Agreement shall be treated as Confidential Information of both Parties and that each Party shall be deemed to be the Receiving Party with respect thereto; (B) following the Closing, any Confidential Information contained or included in the Purchased Know-How and UCLB Know-How (the “RPGR Confidential Information”) shall be the Confidential Information of Buyer, and Buyer shall be deemed to be the Disclosing Party and Seller shall be deemed to be the Receiving Party with respect thereto; and (C) the Licensed Know-How shall be deemed the Confidential Information of Seller, and Seller shall be deemed to be the Disclosing Party and Buyer shall be deemed to be the Receiving Party with respect thereto.

(iv)Except to the extent expressly authorized by this Agreement (including pursuant to Section 5.1(a)(v)), any Related Document or otherwise agreed in writing by the Parties, the Parties agree that, from the Closing until the date that is [***] following the Closing, subject to the other provisions of this Section 5.1(a), (A) each Party will, and will cause its Affiliates to, maintain in confidence, not publish or otherwise disclose and otherwise safeguard, any and all Confidential Information of the other Party, using such degree of care that such Party uses with respect to its own confidential information (which shall in no event be less than a reasonable degree of care); and (B) the Receiving Party may only use such Confidential Information for the purposes of this Agreement (or any Related Document) and in connection with the performance of its obligations or exercise of rights granted or reserved in this Agreement (or any Related Document).

(v)Notwithstanding anything contained in this Agreement to the contrary, the Receiving Party and its Affiliates may only disclose to Third Parties the Disclosing Party’s Confidential Information to the extent such disclosure is necessary in the following instances: (A) in connection with the performance of its obligations or exercise of rights granted or reserved in this Agreement or any Related Document, under non-disclosure and non-use provisions no less restrictive than those in this Agreement; (B) in connection with Regulatory Filings or audits by Regulatory Authorities for any RPGR Product; (C) in connection with prosecuting or defending litigation as permitted by this Agreement or any Related Document; (D) in complying with applicable court orders or governmental regulations (including securities regulations); (E) in the case of any Party, in communication with its employees, directors, officers, agents, contractors, consultants, and professional advisers, Affiliates, potential or actual collaborators, partners, and licensees (including potential co-marketing and co-promotion contractors), and potential or actual investment bankers, acquirers, lenders or investors, each of the foregoing whom, on a need-to-know basis and prior to disclosure, must be bound by similar obligations of confidentiality and non-use no less restrictive than those contained in this Section 5.1(a); (F) as permitted in accordance with Section 5.3; or (G) as mutually agreed to in writing by the Parties.

(vi)If the Receiving Party is required to disclose Confidential Information of the Disclosing Party pursuant to applicable Law (including the rules of the Securities and Exchange Commission or any stock exchange) or in connection with any bona fide legal process, including disclosures of the type contemplated by the foregoing clauses (A) through (G) above (inclusive), then, such disclosure to the extent reasonably necessary shall not be deemed a breach of this Agreement; provided, however, that the Receiving Party, except where reasonably impracticable or legally impermissible, will: (1) inform the Disclosing Party as soon as reasonably practicable following it becoming aware of the required disclosure; (2) limit the disclosure to the required purpose; and (3) at the Disclosing Party’s request and reasonable expense, assist in attempting to object to, limit or seek to secure confidential treatment of the required disclosure.

(b)Non-Solicitation. Each Party, on behalf of itself and on behalf of its Affiliates, agrees that for a period of five (5) years commencing upon the Closing Date, such Party shall not (and shall cause its Affiliates to not), directly or indirectly, solicit or encourage any employee or consultant of the other Party (or any of its Affiliates) who was such at any time within the twelve (12)-month period immediately preceding the Closing Date to terminate or diminish its relationship with such other Party (or any of its Affiliates) after the Closing.

(c)Acknowledgments. Seller agrees and acknowledges that the covenants in this Section 5.1 are reasonable and valid in all respects and are necessary to protect the corporate goodwill, Confidential Information and Intellectual Property Rights, and other legitimate interests of the Parties, and such covenants represent only a limited restraint. Further, Seller acknowledges that, without the restrictions contained in this Section 5.1, the benefits of the Contemplated Transactions could be devalued, lost or circumvented, particularly in light of the nature and ongoing development of any RPGR Product, and that Buyer would not have entered into this Agreement without the restrictions contained in this Section 5.1. The provisions of this Section 5.1 are in addition to, and not in limitation of, any other similar provisions to which Seller or any of its Affiliates is bound.

(d)Interpretation. Seller acknowledges and agrees that the provisions of this Section 5.1 are necessary and reasonable to protect Buyer in the conduct of its business and are a material inducement to Buyer’s execution and delivery of this Agreement and its willingness to enter into the Contemplated Transactions.

(e)Validity. It is the desire and intent of the Parties that this Section 5.1 will be enforced to the fullest extent permissible under the Laws applied in each jurisdiction in which enforcement is sought. If any restriction set forth in this Section 5.1 is found by any court of competent jurisdiction to be invalid or unenforceable for any reason (e.g., because it extends for too long a period of time, over too great a range of activities or in too broad a geographic area), the Parties agree that the court making the determination of invalidity or unenforceability shall reduce the scope, duration, or area of the term or provision, delete specific words or phrases, or replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified. The agreements contained in this Section 5.1 shall each constitute a separate agreement independently supported by good and adequate consideration. For the avoidance of doubt, the Parties acknowledge that Seller will benefit substantially from the consummation of the Contemplated Transactions and that the consideration that Seller will receive upon such consummation is adequate to support Seller’s agreement to be bound by the covenants set forth herein.

(f)Injunctive Relief. Seller understands that a breach of this Section 5.1 by Seller may cause Buyer or its Affiliates irreparable harm which may not be adequately compensated by money damages. Accordingly, in the event of a breach or threatened breach by Seller of this Section 5.1, Buyer or, as applicable, any of its Affiliates will be entitled to seek injunctive or other equitable relief to enforce the provisions hereof (without need to post bond), in addition to such other remedies to which Buyer or its Affiliates may be entitled, including the recovery of money damages and its reasonable attorneys’ fees and costs incurred thereby.

Section 5.2.Certain Tax Matters.

(a)Transfer Taxes. All recordation, transfer, documentary, excise, sales, value added, use, stamp, conveyance or other similar Taxes, duties or governmental charges, and all recording or filing fees or similar costs, imposed or levied by reason of, in connection with or attributable to this Agreement or the Acquisition (collectively, “Transfer Taxes”) shall be borne equally between Seller, on the one hand, and Buyer, on the other hand. Transfer Taxes shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable Law.

(b)Tax Withholding. Buyer and any other applicable withholding agent shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts payable pursuant to or as contemplated by this Agreement or any Related Document any Taxes or other amounts required under the Code or any applicable Law to be deducted and withheld; provided that, if Buyer becomes aware that any such withholding is required, it shall, prior to withholding any Taxes from payments to Seller hereunder, inform Seller of such requirement, and use commercially reasonable efforts to cooperate with Seller in executing any documents and taking any other commercially reasonable actions necessary to reduce or eliminate the need for such withholding. To the extent that any such amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement and any Related Document as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding anything to the contrary in this Agreement, (x) any compensatory amounts payable pursuant to or as contemplated by this Agreement shall be remitted by the applicable payer to the applicable employer for payment through such employer’s payroll procedure in accordance with applicable Law, and (y) if as a result of Buyer, its Affiliates or successors (i) assigning this Agreement or any rights thereunder, (ii) moving its tax residency or domicile or any of its rights and obligations under this Agreement, including as a result of a transfer of rights and obligations to a branch or permanent establishment, (iii) exercising of its rights or discharge of its obligations under this Agreement by an Affiliate, or (iv) except to the extent such action is contemplated by this Agreement, taking other action by such Party that results in a payment becoming subject to withholding or deduction of Tax in a jurisdiction outside of the United Kingdom that would not have been required absent such action (each a “Company Tax Action”), additional taxes become due that would not have otherwise been due hereunder with respect to payments under this Agreement, then Buyer shall be responsible for and bear all such additional taxes and shall pay Seller such amounts as are necessary to ensure that the Seller receives the same net amount it would have received if no such Company Tax Action had occurred.

(c)Cooperation and Exchange of Information. Each of Seller and Buyer shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns in respect of the Purchased Assets or the Business and any audit, litigation or other proceeding with respect to Taxes in respect thereof. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 5.3.Public Announcements. Buyer may issue a press release within thirty (30) days of Closing, substantially in the form attached hereto as Exhibit D. Thereafter, Seller and its Affiliates shall not issue any press release or otherwise make any public statement with respect to the provisions of this Agreement or the Contemplated Transactions without the prior written consent of Buyer; provided, however, that Seller shall have the right to issue a press release disclosing the receipt of the Milestone Payment, Partner Proceeds or Royalties hereunder. Notwithstanding anything to the contrary in this Agreement or any Related Document, either Party may issue a press release or make a public statement with respect to the Contemplated Transactions without the consent of the other Party as may be required by Law or any listing agreement with any applicable securities exchange or market (including public disclosure of the existence of this Agreement and the terms hereof in a current or periodic report filed with the Securities and Exchange Commission); provided that such release or filing is provided to the other Party for prior review and comment. The foregoing shall not limit any non-public equity holder communication of either Party or any disclosure made in connection with a court pleading.

Section 5.4.Expenses. Except as expressly set forth herein, each of Seller and Buyer shall bear its own costs and expenses incurred in connection with this Agreement and the Contemplated Transactions.

Section 5.5.Misallocated Assets.

(a)If, after the Closing, Buyer or any of its Affiliates is transferred any asset which is ultimately determined to be an Excluded Asset or possesses any Excluded Asset (other than any Licensed Intellectual Property in connection with the exercise of the licenses granted to Buyer pursuant to Section 5.6(a)), then (i) Buyer shall, or shall cause its Affiliates to, transfer and convey (without further consideration) such Excluded Asset to Seller, and Seller will accept such Excluded Asset; (ii) Seller will assume and agree to pay, perform, fulfill and discharge (without further consideration) any Excluded Liabilities associated with such Excluded Asset as contemplated in Section 2.4; and (iii) Buyer and Seller will promptly execute such documents or instruments of conveyance or assumption and take such further actions which are reasonably necessary or desirable to effect the transfer of such Excluded Asset back to Seller and, until such time, to the extent necessary and applicable, Buyer hereby grants to Seller an irrevocable, perpetual, global, non-exclusive, royalty-free license (with the right to grant sublicenses under multiple tiers) to use such Excluded Asset for any and all purposes until such transfer is effective.

(b)If, after the Closing, Seller or any of its Affiliates is transferred any asset which is ultimately determined to be a Purchased Asset or possesses any Purchased Asset (other than in connection with the performance of Seller’s (or its Affiliates’) obligations under this Agreement, the Termination Agreement (including pursuant to any terms of the Collaboration Agreement that survive pursuant to the Termination Agreement) or any other Related Documents, as applicable), then, (i) Seller shall, or shall cause its Affiliates to, transfer and convey (without further consideration) such Purchased Asset to Buyer, and Buyer will accept such Purchased Asset, (ii) Buyer will assume and agree to pay, perform, fulfill and discharge (without further consideration) any Assumed Liabilities associated with such Purchased Asset as contemplated in Section 2.3, and (iii) Seller and Buyer will promptly execute such documents or instruments of conveyance or assumption and take such further actions which are reasonably necessary or desirable to effect the transfer of such Purchased Asset to Buyer and, until such time, to the extent necessary and applicable, Seller hereby grants to Buyer an irrevocable, perpetual, global, non-exclusive, royalty-free license (with the right to grant sublicenses under multiple tiers) to use such Purchased Asset for any and all purposes until such transfer is effective.

(c)From and after the Closing, Seller shall refer all inquiries and other communications (whether written or oral) in respect of any RPGR Product (or the Exploitation thereof) or Purchased Asset to Buyer and shall promptly inform Buyer of such inquiries and communications. During the [***] period following the Closing, at Buyer’s request, Seller shall reasonably cooperate with Buyer, at Buyer’s reasonable request, to facilitate Buyer’s communication with such Person’s inquiry or other communication in respect of such RPGR Product or Purchased Asset, as applicable. Thereafter, Seller shall reasonably cooperate with Buyer, at Buyer’s reasonable request (with Seller determining whether such request is reasonable in its sole and good faith discretion), to facilitate Buyer’s communication with such Person’s inquiry or other communication in respect of such RPGR Product or Purchased Asset, as applicable; provided that, in each case, such cooperation shall not unreasonably disrupt the personnel and operations of Seller or the Business or exceed (together with the services provided under the Transition Services Agreement and access and cooperation provided under Section 5.12 in this Agreement) the Support Cap.

Section 5.6.Unblocking Licenses; Grant-Back License.

(a)Subject to the terms and conditions of this Agreement, Seller, on behalf of itself and its Affiliates, hereby grants to Buyer and its Affiliates, effective as of the Closing and from and after the Closing Date, a non-exclusive, perpetual, irrevocable, non-transferable (except as set forth in Section 7.6), royalty-free, fully paid-up, worldwide license (with the right to grant sublicenses through multiple tiers, subject to the remainder of this Section 5.6(a)) under all Licensed Intellectual Property solely to Research, Develop, Manufacture, Commercialize and otherwise Exploit any RPGR Product in the Territory. Subject to the remainder of this Section 5.6(a), Buyer shall have the right to grant any sublicenses, in whole or in part, under the licenses or rights granted to Buyer under this Section 5.6(a) [***]. In the event that Buyer (or any of its Affiliates) grants any sublicense under any of the licenses or rights granted to Buyer and its Affiliates under this Section 5.6(a) [***], then: (i) Buyer shall remain responsible for the performance of its obligations under this Agreement and the Related Documents, (ii) Buyer shall remain liable to Seller for any and all acts or omissions of any such sublicensees, including compliance with the applicable terms and conditions of this Agreement or any relevant Related Documents, as applicable, and (iii) any such sublicense granted [***] shall be in writing and shall be subject to, and consistent with, the applicable terms and conditions of this Agreement or any relevant Related Documents, as applicable.

(b)Subject to the terms and conditions of this Agreement, Buyer, on behalf of itself and its Affiliates, hereby grants to Seller and its Affiliates, effective as of the Closing and from and after the Closing Date, a non-exclusive, irrevocable, non-transferable (except as set forth in Section 7.6), royalty-free, fully paid-up, worldwide license under:

(i) the Purchased Intellectual Property solely for the use by Seller and its Affiliates in connection with the performance of Seller’s (or its Affiliates’) obligations under this Agreement, the Termination Agreement (including pursuant to any terms of the Collaboration Agreement that survive pursuant to the Termination Agreement) or any other Related Documents, as applicable; and

(ii)all Purchased Intellectual Property solely to Research, Develop, Manufacture, Commercialize and otherwise Exploit any products or services existing within the Excluded Assets as of the Closing Date in the Territory; provided that the licenses granted to Seller under this Section 5.6(b)(ii) specifically excludes any license or grant of rights under the UCLB Intellectual Property.

Subject to the remainder of this Section 5.6, Seller shall have the right to grant sublicenses (including through multiple tiers), in whole or in part, under the licenses or rights granted to Seller under (A) Section 5.6(b)(i) [***]; or (B) Section 5.6(b)(ii) to any of its Affiliates or any Third Party. In the event that Seller (or any of its Affiliates) grants any sublicense under any of the licenses or rights granted to Seller and its Affiliates under this Section 5.6(b) [***], then: (1) Seller shall remain responsible for the performance of its obligations under this Agreement and the Related Documents, (2) Seller shall remain liable to Buyer for any and all acts or omissions of any such sublicensees, including compliance with the applicable terms and conditions of this Agreement or any relevant Related Documents, as applicable, and (3) any such sublicense granted to [***] shall be in writing and shall be subject to, and consistent with, the applicable terms and conditions of this Agreement or any relevant Related Documents, as applicable.

(c)Each Party acknowledges that the licenses and rights granted under this Section 5.6 are limited to the scope expressly granted therein and, except with respect to any rights or licenses expressly granted under this Agreement or any Related Document (including with respect to the Purchased Assets pursuant to Section 2.1 of this Agreement) or the rights or licenses granted pursuant to the Collaboration Agreement that survive pursuant to the Termination Agreement, (i) all other rights to any Patents, Know-How or other Intellectual Property Rights of a Party licensed hereunder are expressly reserved to the Party granting the license to such Patents, Know-How or other Intellectual Property Rights, and (ii) nothing in this Agreement will be interpreted to grant a Party any rights under any Patents, Know-How or other Intellectual Property Rights owned or Controlled by the other Party that are not expressly granted herein, whether by implication, estoppel, or otherwise. Without limiting the foregoing, notwithstanding anything to the contrary in this Agreement, (A) except with respect to the Purchased Intellectual Property assigned to Buyer under this Agreement, Seller is not granting any licenses or rights to Buyer (or any of its Affiliates) under any Patents, Know-How or other Intellectual Property Rights owned or otherwise Controlled by Seller or any of its Affiliates to Research, Develop, Manufacture, Commercialize or otherwise Exploit any compound, construct, product or service other than any RPGR Product; and (B) except with respect to (1) the licenses granted to Seller and its Affiliates under Section 5.6(b)(i) or (2) any other rights or licenses expressly granted to Seller or its Affiliates under this Agreement or any Related Documents in connection with Seller’s (or its Affiliate’s) performance of its obligations under this Agreement or any Related Documents, as applicable, Buyer is not granting any licenses or rights to Seller (or any of its Affiliates) under any Patents, Know-How or other Intellectual Property Rights, including the UCLB Intellectual Property, owned or otherwise Controlled by Buyer or any of its Affiliates to Research, Develop, Manufacture, Commercialize or otherwise Exploit any RPGR Product.

(d)The Parties agree that this Agreement constitutes an executory contract under Section 365 of the Bankruptcy Code for the license of “intellectual property” as defined under Section 101 of the Bankruptcy Code and constitutes a license of “intellectual property” for purposes of any similar laws in any other country in the Territory. The Parties further agree that Buyer, as licensee of such rights under this Agreement, will retain and may fully exercise all of its protections, rights and elections under the Bankruptcy Code, including under Section 365(n) of the Bankruptcy Code, and any similar Laws in any other country in the Territory and that Buyer cannot be compelled to accept a money satisfaction of its interests in the intellectual property licensed pursuant to this Agreement, and that any such sale therefore may not be made to a purchaser “free and clear” of Buyer’s rights under this Agreement and Section 365(n) without the express, contemporaneous consent of Buyer. The Parties further agree that, in the event of an Insolvency Event by or against Seller under the Bankruptcy Code and any similar laws in any other country in the Territory, Buyer may be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property (including Licensed Know-How and Know-How transferred to Buyer hereunder), and the same, if not already in its possession, will be promptly delivered to it: (i) upon any such commencement of an Insolvency Event upon its written request therefor, unless Seller elects to continue to perform all of its obligations under this Agreement; or (ii) if not delivered under clause (i) above, following the rejection of this Agreement by or on behalf of Seller upon written request therefor by Buyer. Whenever Seller or any of its successors or assigns provides to Buyer any of the intellectual property licensed hereunder (or any embodiment thereof including Licensed Know-How and Know-How transferred to Buyer hereunder) pursuant to this Section 5.6(d), Buyer shall have the right to perform Seller’s obligations hereunder with respect to such intellectual property, but neither such provision nor such performance by Buyer shall release Seller from liability resulting from rejection of the license or the failure to perform such obligations.

(e)All rights, powers and remedies of Buyer provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including the Bankruptcy Code) in the event of the commencement of a case under the Bankruptcy Code with respect to Seller. The Parties agree that they intend the following rights to extend to the maximum extent permitted by Law, and to be enforceable under Bankruptcy Code Section 365(n):

(i)the right of access to any intellectual property rights (including all embodiments thereof) of Seller licensed to Buyer hereunder, or any Third Party with whom Seller contracts to perform an obligation of Seller under this Agreement, and, in the case of the Third Party, which is necessary for the Manufacture, use, sale, import or export of RPGR Products; and

(ii)the right to contract directly with any Third Party to complete the contracted work.

Section 5.7.Right of Reference. In addition to the licenses granted to Buyer pursuant to Section 5.6, Seller will, and hereby does, grant to Buyer the right to reference or use (including a “Right of Reference or Use” as that term is defined in 21 C.F.R. § 314.3(b) (or any successor rule), and corresponding rights under the foreign equivalents of 21 C.F.R. § 314.3(b) in the applicable countries in the Territory), any data, reports, documents, Regulatory Filings or other Know-How, in each case, within the Licensed Intellectual Property (and to grant to its Affiliates and its and their Licensees further rights to reference or use) for purposes of preparing and submitting any INDs, Regulatory Approval or other regulatory filings to any Governmental Authority for any RPGR Product in accordance with this Agreement. If requested by Buyer, Seller will provide a signed statement to this effect in accordance with 21 C.F.R. §314.50(g)(3) or any foreign counterpart to such regulation.

Section 5.8.PVA. Following the Closing Date, at either Party’s written request, the Parties shall negotiate in good faith and execute the Pharmacovigilance Agreement as soon as reasonably practical following such request. If such a request is due to a requirement imposed by applicable Law, or a requirement of any Regulatory Authority or other Governmental Authority, and such requesting Party substantiates that such request is connection with such a requirement, then the Parties shall negotiate in good faith and execute the Pharmacovigilance Agreement within one hundred twenty (120) days of the other Party’s receipt of such request and substantiation.

Section 5.9.Additional Covenants.

Notwithstanding anything to the contrary in this Agreement, neither Seller nor any of its Affiliates will license, assign, transfer or otherwise convey any Licensed Intellectual Property to any Third Party, in each case, in any manner that would conflict with any of the rights or licenses granted to Buyer under this Agreement, including the licenses or rights granted to Buyer pursuant to Section 5.6(a); provided, however, that, for clarity, Seller shall have no obligation to prosecute, maintain, enforce or defend any of the Licensed Patents. In the event that the Inventory includes any labeled drug substance or drug product, Seller or its designee will destroy any such any labeled drug substance or drug product promptly following the Closing Date.

Section 5.10.Further Assurances. For no further consideration (other than reimbursement for expenses incurred in packing or shipping any (i) Purchased Asset by Seller (which expenses would be reimbursed by Buyer) or (ii) Excluded Asset by Buyer (which expenses would be reimbursed by Seller)), Buyer and Seller hereby each agree on behalf of itself that it shall execute, acknowledge and deliver such further instruments, and do all such further acts, as is reasonably necessary or appropriate in order to assign, convey or transfer to or vest in Buyer or Seller, as applicable, and their respective successors, assigns and sublicensees the Purchased Assets, the Excluded Assets, and the rights and licenses granted pursuant to Section 5.6.

Section 5.11.Insurance. As of the Closing Date, the coverage under all insurance policies of Seller and its Affiliates shall continue in force only for the benefit of the Seller and its Affiliates, and not for the benefit of Buyer or any of its Affiliates. As of the Closing Date, Buyer agrees to arrange for its own insurance policies with respect to the Purchased Assets covering all periods and agrees not to seek, through any means, to benefit from any of Seller’s or its Affiliates’ insurance policies which may provide coverage for claims relating in any way to the Purchased Assets.

Section 5.12.Access to Books and Records. As soon as reasonably practicable after the Closing Date, Seller shall (i) give Buyer and its Representatives reasonable access, upon reasonable notice during normal business hours, to the books and records (other than where access to such information is prohibited by applicable Law) or other information and documents primarily related to the Purchased Assets that a Regulatory Authority has requested or required Buyer to provide such Regulatory Authority access to (which request or requirement has been reasonably substantiated to Seller), and will permit Buyer and its Representatives to make copies of such books, records, information and documents as Buyer may reasonably request (at Buyer’s sole cost and expense) (but in no event after the date of Regulatory Approval of the RPGR Product in the United States); (ii) deliver to Buyer, at Seller’s sole cost and expense, each Clinical Development Record generated after the Closing [***], and (iii) until the RPGR Product receives Regulatory Approval in the United States, provide Buyer and its Representatives reasonable access, upon reasonable notice during normal business hours, to the officers, other senior management and Representatives of Seller to cooperate reasonably, at such times as Buyer and its Representatives may reasonably request, to verify and discuss the information furnished to Buyer and its Representatives and otherwise discuss the Purchased Assets or the Business; provided that, in each case, such access and cooperation shall not unreasonably disrupt the personnel and operations of Seller or the Business or exceed (together with the services provided under the Transition Services Agreement and cooperation provided under Section 5.5 in this

Agreement) the Support Cap. For so long as Buyer has possession of any (a) book, record, information or document that constitutes a Purchased Asset, (b) book, record, information or document that is owned by, controlled by or used by or on behalf of Seller or any of its Affiliates or (c) information technology system or data system owned by, controlled by or used by or on behalf of Seller or any of its Affiliates in connection with this Agreement or any Related Document, Buyer will comply with the terms and conditions of Exhibit E. Except as expressly required in this Agreement or any Related Document, Seller will not be required to (a) retain or hire, or make any efforts to retain or hire, any personnel, including any officer or other senior management or Representative, (b) retain any book, record, information or document, except to the extent required by applicable Law, (c) grant Buyer or any of its Affiliates or its or their Representatives access to any book, record, information or document that Buyer or any of its Affiliates or its or their Representatives has previously been granted access to or (d) make available to Buyer or any of its Affiliates or its or their Representatives any personnel, including any officer or other senior management or Representative, of Seller or its Affiliates to verify or discuss any information furnished to Buyer or any of its Affiliates or its or their Representatives or otherwise discuss the Purchased Assets, the Business or any other subject matter relating to this Agreement, if and to the extent the information has already been the subject of a discussion or verification conducted in connection with this Agreement, including pursuant to this Section 5.12.

Section 5.13.Bulk Transfer Laws. Buyer acknowledges that Seller and its Affiliates have not taken, and do not intend to take, any action required to comply with any applicable bulk sale or bulk transfer Laws or similar Laws and hereby waives compliance therewith.

Section 5.14.Competition. Buyer acknowledges and agrees that: (a) Seller and its Affiliates shall be entitled to Research, Develop, Manufacture, Commercialize or otherwise Exploit any products or technologies (other than an RPGR Product) that such Person owns or has a license or right to, at or prior to the Closing; and (b) Seller and its Affiliates may Research, Develop, Manufacture, Commercialize or otherwise Exploit any products that Seller or its Affiliates acquires, licenses, or obtains rights to at any time after the Closing, which products or technologies, in the case of both clauses (a) and (b) of this Section 5.14, may compete, directly or indirectly, with an RPGR Product.

Section 5.15.Parent Guaranty. Buyer Parent hereby unconditionally and irrevocably guarantees, as a primary obligor and not merely as surety, the due and punctual payment of each payment obligation, or undertaking to make a payment, of Buyer under this Agreement (the “Buyer Obligations”). The obligations of Buyer Parent under this Section 5.15 will not be affected by (a) the failure of Seller to assert any claim or demand or to enforce any right or remedy against Buyer under the provisions of this Agreement or otherwise; or (b) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement or any other agreement or instrument. Buyer Parent further agrees that its guaranty constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be had by Seller to any other guaranty for any security held for payment of the Buyer Obligations. This guaranty will terminate upon the Change of Control of Buyer or Buyer Parent, but will not be subject to any termination for any other reason. In the event of any breach of any Buyer Obligation, Buyer Parent assumes full responsibility for such Buyer Obligation hereunder and will take all necessary actions to remedy any such breach. Buyer Parent hereby agrees to pay and perform all Buyer Obligations, including with respect to financial obligations (such as indemnification obligations), which responsibility will be enforceable by Seller against Buyer Parent without any requirement that Seller first seek payment from Buyer. Buyer Parent will immediately provide written notice to Seller in the event that it ceases to wholly own Buyer or in the event of any circumstances reasonably likely to result in cessation of such level of ownership. Except in the event of a Change of Control of Buyer or Buyer Parent, this clause will be binding upon and inure to the benefit of Seller, Buyer and Buyer Parent and their respective successors and assigns.

Section 5.16.Post-Closing Covenants. Whereas the Parties agree that (a) in order to facilitate the Closing as of the Closing Date, agreement with respect to the subject matter set forth on Schedule 5.16 may be reached following Closing and (b) the Closing occurring as of the Closing Date is beneficial to the Parties, the Parties hereby agree to use reasonable efforts to, promptly following Closing, negotiate in good faith and enter an agreement or agreements, which, for clarity, may be an amendment or amendments to this Agreement, with respect to the subject matter set forth on Schedule 5.16.

Section 5.17.Consideration Allocation. [***].

Article 6

Indemnification

Section 6.1.Indemnification of Buyer.

(a)Subject to the limitations set forth in this Article 6, without limiting the Termination Agreement, from and after the Closing, Seller shall indemnify Buyer and its Affiliates and each of their respective officers, directors, employees, agents and Representatives (each, a “Buyer Indemnified Party”) from and against, and hold each Buyer Indemnified Party harmless from, any and all debts, obligations, losses, Liabilities, damages, Liens, Taxes, penalties, costs of investigation, costs of defense and enforcement of this Agreement or other costs and expenses, including reasonable attorneys’ and experts’ fees and expenses (collectively, “Losses”), to the extent arising from, relating to or otherwise in connection with:

(i)any breach of or inaccuracy in any representation or warranty of Seller in this Agreement or any Related Document, [***];

(ii)any breach by or behalf of Seller or any of its Affiliates of any of Seller’s covenants or agreements contained in this Agreement or any Related Document;

(iii)any Fraud by or on behalf of Seller;

(iv)any Transfer Taxes allocated to Seller pursuant to Section 5.2(a); or

(v)any Excluded Liabilities or Excluded Assets.

(b)[***].

Section 6.2.Indemnification of Seller Indemnified Parties. Subject to the limitations set forth in this Article 6, without limiting the Second Termination Agreement, from and after the Closing, Buyer shall indemnify Seller and its Affiliates and each of their respective officers, directors, employees, agents and Representatives (each a “Seller Indemnified Party”) from and against, and hold each Seller Indemnified Party harmless from, any and all Losses, to the extent arising from, relating to or otherwise in connection with:

(a)any breach of or inaccuracy in any representation or warranty of Buyer in this Agreement or any Related Document, [***];

(b)any breach by or behalf of Buyer of any of Buyer’s covenants or agreements contained in this Agreement or any Related Document;

(c)any Transfer Taxes allocated to Buyer pursuant to Section 5.2(a);

(d)any practice of the Licensed Intellectual Property by or on behalf of Buyer (or any of its Affiliates or its or their sublicensees under such Licensed Intellectual Property) pursuant to the license granted to Buyer under Section 5.6(a);

(e)any Fraud by or on behalf of Buyer; or

(f)any Assumed Liabilities.

Section 6.3.Indemnification Claims

(a)In order for a Buyer Indemnified Party or a Seller Indemnified Party (an “Indemnified Party”) to be entitled to any indemnification provided for under Section 6.1 or Section 6.2 in respect of, arising out of or involving a claim of a Third Party (a “Third Party Claim”), such Indemnified Party must notify, with respect to a claim for indemnification pursuant to Section 6.1, Seller, or, with respect to a claim for indemnification pursuant to Section 6.2, Buyer (each, an “Indemnifying Party”) in writing of the Third Party Claim (including in such notice a brief description of the applicable claim(s), including damages sought or estimated, to the extent actually known by such Indemnified Party) [***] after receipt by such Indemnified Party of actual notice of the Third Party Claim; provided, however, that failure to give such notification or any deficiency in such notification shall not affect the indemnification provided under Section 6.1 or Section 6.2 except to the extent that the Indemnifying Party has been actually prejudiced as a result of such failure or deficiency. The Indemnifying Party shall have the right to undertake the defense or opposition to such Third Party Claim (at the Indemnifying Party’s expense) with counsel selected by it and reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party gives written notice to the Indemnified Party [***] after it has been notified of the Third Party Claim that it will defend the Indemnified Party against such Third Party Claim; (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party; (iii) the Third Party Claim does not relate to or arise in connection with Taxes, any purported class action, or any criminal or regulatory enforcement Action; (iv) the Indemnified Party has not been advised in writing by outside counsel that a legal conflict exists between the Indemnified Party and the Indemnifying

Party in connection with conducting the defense of the Third Party Claim; (v) the Third Party Claim does not allege the infringement of the Intellectual Property Rights of any Person by the Indemnified Party; and (vi) the Indemnifying Party diligently and vigorously and in good faith conducts the defense of the Third Party Claim. The Indemnifying Party may not settle any Third Party Claim without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld or delayed) unless (1) the claimant in such Third Party Claim provides to the Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, a full, general and unqualified release from all liability in respect of such Third Party Claim; (2) such settlement does not involve any injunctive relief; (3) such settlement does not create a Lien on any of the assets of the applicable Indemnified Parties or impose any restriction or condition that would apply to or materially affect the applicable Indemnified Parties or the conduct of the applicable Indemnified Parties’ businesses; and (4) such settlement does not involve any finding or admission of liability or wrongdoing. If the Indemnifying Party elects not to control or conduct the defense of a Third Party Claim, the Indemnifying Party nevertheless shall have the right to participate in the defense of any Third Party Claim and, at its own expense, to employ counsel of its own choosing for such purpose. The Parties shall cooperate in the defense of any Third Party Claim, with such cooperation to include (i) the retention and the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim and (ii) reasonable access to employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder.

(b)In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement other than in respect of, arising out of or involving a Third Party Claim, such Indemnified Party shall deliver notice of such claim to the Indemnifying Party (including in such notice a brief description of the applicable claim(s), including damages sought or estimated, to the extent actually known by such Indemnified Party); provided, however, that failure to give such notification or any deficiency in such notification shall not affect the indemnification provided under Section 6.1 or Section 6.2 except to the extent that the Indemnifying Party has been actually prejudiced as a result of such failure or deficiency. If the Indemnifying Party does not notify the Indemnified Party [***] following its receipt of such notice that the Indemnifying Party disputes the indemnity claimed by the Indemnified Party under Section 6.1 or Section 6.2, such indemnity claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability to be indemnified under Section 6.1 or Section 6.2 and the Indemnified Party shall be indemnified for the amount of the Losses stated in such notice to the Indemnified Party on demand or, in the case of any notice in which the Losses (or any portion thereof) are estimated, on such later date when the amount of such Losses (or such portion thereof) becomes finally determined.

Section 6.4.Termination of Indemnification.

(a)The obligations to indemnify and hold harmless an Indemnified Party hereto (i) pursuant to Section 6.1(a)(i) and Section 6.2(a) shall terminate when the applicable representation or warranty terminates pursuant to Section 6.4(b); (ii) pursuant to Section 6.1(a)(ii) and Section 6.2(b), shall terminate pursuant to Section 6.4(b); and (iii) pursuant to the other clauses of Section 6.1 and Section 6.2 shall not terminate; provided, however, that as to clauses (i) and (ii) above such obligation to indemnify and hold harmless shall not terminate with respect to any claims as to which the Indemnified Party shall have, before the expiration of the applicable period, previously delivered a notice of such claim to the Indemnifying Party.

(b)All representations, warranties, covenants and obligations contained in this Agreement shall survive the Closing; provided, however, that, except in the case of Fraud, all representations and warranties (other than the Fundamental Representations) shall terminate [***] and all Fundamental Representations shall terminate [***]. All covenants and obligations of the Parties shall survive until they are fully performed or fulfilled, except as otherwise expressly set forth in the terms of such covenants and agreements.

Section 6.5.Limitations.

(a)Seller shall not be liable for any Loss or Losses under Section 6.1(a)(i) (other than a Loss or Losses arising from a breach of any Fundamental Representation of Seller or Fraud by Seller) (i) unless and until the amount of Losses arising from any matter or series of matters relating to the same underlying fact, circumstance, action or event [***] (“Covered Losses”); and (ii) unless and until the aggregate amount of all Covered Losses incurred by the Buyer Indemnified Party [***] of the Closing Purchase Price, [***]; provided, however, that (A) the cumulative indemnification obligations of Seller under Section 6.1(a)(i) (other than a Loss or Losses arising from a breach of any Fundamental Representation of Seller, Section 3.3(b) (Sufficiency of Assets) or Fraud by Seller) shall in no event [***]; (B) the cumulative indemnification obligations of Seller under Section 6.1(a)(i) arising from a breach of Section 3.3(b) (Sufficiency of Assets) shall in no event [***]; and (C) the cumulative indemnification obligations of Seller under this Agreement shall in no event [***]. Seller shall only be required to indemnify a Buyer Indemnified Party for any particular Loss one time.

(b)Each Indemnified Party shall use commercially reasonable efforts to mitigate its Losses. The amount of Losses payable under this Article 6 shall be reduced by any and all amounts recovered by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor, net of any expenses incurred by such Indemnified Party in collecting such amount. If the Indemnified Party receives any amounts under applicable insurance policies or from any other Person alleged to be responsible for any Losses subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnified Party in connection with providing such indemnification up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

Section 6.6.Exclusive Remedies. Buyer and Seller acknowledge and agree that after the Closing, the indemnification provisions of this Article 6 shall be the sole and exclusive remedies of Buyer and Seller for any breach of the representations or warranties or nonperformance of or default under any covenants or agreements to be performed on or prior to Closing (but following the Original Purchase Agreement Closing) by Buyer or Seller contained in this Agreement or any Related Document (other than (i) claims for equitable relief and (ii) claims of, or causes of action arising from, Fraud).

Section 6.7.[***]

Section 6.8.Purchase Price Adjustments. To the extent permitted by applicable Law, any amounts payable under Article 6 shall be treated by Buyer and Seller as an adjustment to the Purchase Price for U.S. federal income tax purposes.

Section 6.9.No Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, WITH THE EXCEPTION OF RELIEF MANDATED BY STATUTE, NO PARTY TO THIS AGREEMENT SHALL BE LIABLE TO OR OTHERWISE RESPONSIBLE TO THE OTHER PARTY OR ANY AFFILIATE OF THE OTHER PARTY FOR LOST REVENUES OR PROFITS DAMAGES OR INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR MULTIPLIED DAMAGES OR ATTORNEYS’ FEES, COSTS OR PREJUDGMENT INTEREST THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH HEREOF OR ANY LIABILITY RETAINED OR ASSUMED HEREUNDER; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT BE CONSTRUED TO PRECLUDE RECOVERY IN RESPECT OF ANY LOSS DIRECTLY INCURRED OR SUFFERED FROM THIRD PARTY CLAIMS OR IN RESPECT OF ANY BREACH OF Section 5.1(a). Article 7

ARTICLE VII

GENERAL PROVISIONS

Section 7.1.Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and have together drafted this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 7.2.Notices. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly given upon receipt) (i) by hand delivery; (ii) by prepaid overnight courier (providing written proof of delivery); (iii) by electronic mail (with confirmation of transmission); or (iv) by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows (or at such other address for a Party as shall be specified by like notice):

if to Seller, to:

[***]

and

[***]

if to Buyer, to:

[***]

with a copy (which shall not constitute notice) to:

[***]

[***]

if to Buyer Parent:

[***]

provided that any notice received at the addressee’s location (or, if sent by electronic mail, to the appropriate email addresses set forth in this Section 7.2) on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day.

Section 7.3.Consents and Approvals. For any matter under this Agreement requiring the consent or approval of either Party to be valid and binding on the Party, such consent or approval must be in writing.

Section 7.4.Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile .pdf or other electronically transmitted signatures), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

Section 7.5.Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Confidentiality Agreement, the Termination Agreement and the other Related Documents (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement, the Related Documents, the Confidentiality Agreement and the Termination Agreement; and (ii) other than in respect of any Indemnified Party pursuant to the terms of Article 6, are not intended to and do not confer upon any Person other than the Parties any legal or equitable rights or remedies.

Section 7.6.Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by either of the Parties without the prior written consent of the other Party, except that (a) subject in each case to Section 2.6(j), Buyer, upon prior written notice to Seller, may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to an Affiliate or to a Third Party in connection with the sale or exclusive license of the Purchased Assets or any RPGR Product; and (b) Seller may (i) assign this Agreement by operation of law (including pursuant to a transfer as a result of a merger, consolidation or liquidation or dissolution of Seller) and (ii) upon prior written notice to Buyer, assign in its sole discretion its right to receive, in whole or in part, the Milestone Payment, Partner Proceeds or Royalties as part of a single transaction to a single purchaser (including one or more of its affiliates) (provided that any such assignee of Seller’s right to receive the Milestone Payment, Partner Proceeds or Royalties shall agree to be bound by obligations of confidentiality and non-use consistent with the terms of Section 5.1(a)); provided, however, that no such assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be Enforceable by, the Parties and their respective successors and assigns. Any purported assignment in violation of this Section 7.6 shall be null and void. If as a result of Buyer, its Affiliates or successors assigning this Agreement or taking any other action under this section, additional taxes become due that would not have otherwise been due hereunder with respect to payments under this Agreement, then Buyer shall be responsible for and bear all such additional taxes and shall pay Seller such amounts as are necessary to ensure that the Seller receives the same net amount it would have received if no such assignment had occurred.

Section 7.7.Governing Law; Judicial Resolution; Waiver of Jury Trial; Specific Performance.

(a)This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the conflicts of law, principles or rules of such state, to the extent such principles or rules are not mandatorily applicable by statute and would permit or require the application of the Laws of another jurisdiction.

(b)With the exception of any provisional relief sought pursuant to Section 7.7(d), before initiating litigation, the Parties must attempt to resolve a dispute by confidential mediation. The mediation shall be held in New York, New York. Either Party may initiate mediation by written notice to the other Party of the existence of a dispute.

(i)The Parties shall use a professional mediator selected by agreement. The Parties shall select a mediator within [***] of the notice and the mediation will begin promptly after the selection. The mediation will continue until the mediator, or either Party, declares in writing, no sooner than after the conclusion of [***] of a substantive mediation conference attended on behalf of each Party by a representative with authority to resolve the dispute, that the dispute cannot be resolved by mediation. In no event, however, shall mediation continue more than [***] from initial notice by a Party to initiate meditation unless the Parties agree in writing to extend that period.

(ii)Any period of limitations that would otherwise expire between the initiation of mediation and its conclusion shall be extended until [***] after the conclusion of the mediation.

(iii)The Parties may jointly opt out of the mediation procedure by written mutual agreement.

(c)Each Party acknowledges and agrees that in the event that such Party breaches its obligations under this Agreement, the other Party may be damaged irreparably. Accordingly, each Party agrees that, without posting bond or other undertaking, the other Party shall be entitled to seek an injunction or injunctions to prevent breaches or violations of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement in any action instituted in any court specified in Section 7.7(b) in addition to any other remedy to which the Parties may be entitled, at law or in equity. Notwithstanding the foregoing, the Parties retain all rights and defenses available to any action brought in law or equity.

(d)Either Party has the right to seek provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the dispute.

(e)EACH PARTY HERETO WAIVES ANY RIGHT TO TRIAL OF ANY ISSUE BY JURY.

Section 7.8.Severability. If any term or other provision of this Agreement or any Related Document is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement or such Related Document shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement or such Related Document so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 7.9.Amendment. This Agreement may be amended by the Parties at any time by an instrument in writing signed on behalf of each of the Parties.

Section 7.10.Appendices, Schedules and Exhibits. Except as otherwise provided in this Agreement, all Appendices, Exhibits and Schedules referred to in this Agreement are intended to be and hereby are made a part of this Agreement. The Disclosure Schedules have been arranged, for purposes of convenience only, in sections corresponding to the Sections of this Agreement. The disclosure of any item in any section or subsection of the Disclosure Schedules will be deemed disclosed with respect to each other section and subsection of the Disclosure Schedules. Certain information set forth in the Disclosure Schedules is or may be included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedules is not intended to imply that such amounts (or higher or lower amounts) or items (a) are or are not material to the Business or the Purchased Assets; (b) amount to a Material Adverse Effect; or (c) occurred outside of the ordinary course of business of Seller. No Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included in a Disclosure Schedules is or is not material for purposes of this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

SELLER:

JANSSEN PHARMACEUTICALS, INC.

By:	/s/ Anthony Fernandez
Name: Anthony Fernandez
Title: VP Strategy Analytics and Transformation

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

BUYER:

MEIRAGTX OCULAR UK LIMITED

By:	/s/ Richard Giroux
Name: Richard Giroux
Title: CFO

SOLELY FOR PURPOSES OF Section 5.15:

MeiraGtx holdings plc

By:	/s/ Richard Giroux
Name: Richard Giroux
Title: CFO

[Signature Page to Asset Purchase Agreement]